Exhibit 10.1

CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

MASTER COLLABORATION AGREEMENT

for Companion Diagnostics

BetweenSyros Pharmaceuticals, Inc.

35 CambridgePark Drive

Cambridge, MA 02140

hereinafter “SYROS”

andQIAGEN Manchester Limited

Skelton House, Lloyd Street North

Manchester, M15 6SH,

England

hereinafter “QIAGEN”

dated:March 7, 2022 (“Effective Date”)

WHEREAS,

SYROS is a biopharmaceutical company engaged in the research and development of products for the treatment of human disease and conditions, including cancer;

QIAGEN is a global biotechnology company engaged in the research, development, manufacture and commercialization of diagnostic products, including companion diagnostics to aid in the selection and use of pharmaceutical products;

QIAGEN and SYROS wish to establish a legal framework for continued collaborations relating to QIAGEN’s development and commercialization of a companion diagnostic product for use with SYROS’ pharmaceutical products.

NOW, therefore, the Parties agree as follows:

Q-2015-10-22

1.	Definitions.
1.1.	The following terms used in the Agreement shall have the meanings set forth below:

“Activities” shall mean the activities set forth in a Schedule to this Agreement to be performed by each Party in connection with a particular Project for SYROS.

"Affiliate" shall mean any entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party, as the case may be.  As used in this definition, “control” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

“Agreement” shall mean this Master Collaboration Agreement and any Schedules executed hereunder.

“Analytical Performance Data” shall mean all [**] related to the analytical performance of the QIAGEN IVD under the Project as generated by or on behalf of either Party or both Parties during the course of performing the Activities under a Schedule, which includes but is not limited to: data to support development and optimization of the QIAGEN IVD, data to support the limit of detection, limit of blank, accuracy, cross reactivity, reproducibility and stability of the QIAGEN IVD, excluding any Clinical Data and Biomarker Data.

“Applicable Law” shall mean any country, federal, state, provincial, commonwealth, cantonal or local government law, directive, statute, rule, requirement, code, regulation, permit, ordinance, authorization or similar such governmental requirement and interpretation and guidance documents of the same by a Governmental Authority or any industry self-regulatory principles, in each case, that are applicable to one or more of QIAGEN, SYROS, this Agreement or the Activities, as the context requires.

“Background Intellectual Property” shall mean, with respect to a Party, all Intellectual Property that (i) is in existence and Controlled by such Party at the Effective Date, (ii) becomes Controlled by such Party after the Effective Date and is not Foreground Intellectual Property, or (iii) is obtained by a Party pursuant to Section 9.6.

“Biomarker” shall mean one or more specific genes, genetic sequences, proteins or other defined characteristic, including defined characteristics identified by software algorithms, that is objectively measured and evaluated as an indicator of normal biological processes, pathogenic processes, or responses, including pharmacologic responses, to an exposure or intervention including

Confidential and Proprietary Information of SYROS and QIAGEN

therapeutic intervention.  With respect to a Project, “Biomarker” shall be further defined and described in the Schedule for such Project.

“Biomarker Data” shall mean all Project Data relating to the Biomarkers, all as generated by or on behalf of either or both Parties during the course of performing Activities under a Project or Schedule.

“Business Day” means any day other than a Saturday, Sunday, bank holiday, or public holiday in the United States or the United Kingdom.

“Clinical Data” shall mean all [**] relating to patients or subjects in connection with a Clinical Trial, including Project Data relating to patient populations, therapy and therapeutic efficacy, clinical outcome data (i.e,, any data related to the performance of the SYROS Product (e.g., safety, toxicity, etc.)), all as generated by or on behalf of either or both Parties during the course of performing Activities under a Project or Schedule.

“Clinical Trial” shall mean a clinical investigation of a SYROS Product undertaken or supported by SYROS, alone or with a third party, as part of the development of such pharmaceutical product to obtain information relating to patient outcome and/or selection for therapy with such pharmaceutical product, which clinical investigation includes the use of the QIAGEN IVD or any prototype of it developed in the respective Project.  For clarification, a Clinical Trial under this definition may include a bridging study or other clinical performance study.

“Clinical Trial Assay” shall mean an investigational use only device which is developed by QIAGEN under this Agreement solely for use in Clinical Trials.

“Commercialization” and “Commercialize” shall refer to all activities (including Activities) undertaken relating to the pre-marketing, marketing, distribution, manufacture (or having manufactured), importing/exporting, offering for sale, seeking pricing and reimbursement approval, sale and support of a SYROS Product or QIAGEN IVD. For clarification, this excludes Activities under Development Projects.

“Commercially Reasonable Efforts” shall mean with respect to any obligations of a Party under this Agreement, such efforts and resources substantially equivalent [**], in each case as [**], and in no event less than reasonable, good faith efforts, it being understood that the fact that [**], shall be taken into account when considering [**].

“Competing QIAGEN Test” means (a) an assay, developed and/or Commercialized by or on behalf of QIAGEN or its Affiliates or any third party, regardless of the diagnostic instrumentation or device, firmware base software and user interface software used therefore (b) that is capable of [**].

Confidential and Proprietary Information of SYROS and QIAGEN

“Confidential Information” shall mean all information and materials provided by one Party or its Representatives (the “Disclosing Party”) to the other Party or its Representatives (the “Receiving Party”) during the Term of this Agreement and designated as confidential by the Disclosing Party when provided or which would reasonably be understood to be confidential based on the nature of the information or the circumstances of disclosure. Notwithstanding the foregoing, or any other term or condition of this Agreement: (a) the SYROS Foreground IP, the Material, Biomarker Data and the Clinical Data shall each be deemed the Confidential Information of SYROS, and SYROS shall be deemed the Disclosing Party with respect thereto, regardless of which party generates or discloses such information; and (b) the  QIAGEN Foreground IP, the QIAGEN IVD System and the Analytical Performance Data shall each be deemed the Confidential Information of QIAGEN, and QIAGEN shall be deemed the Disclosing Party with respect thereto, regardless of which party generates or discloses such information.  The specific terms and conditions of this Agreement are Confidential Information of both Parties, and both Parties shall be deemed to be the Disclosing Party with respect thereto, but the existence of the Agreement is not Confidential Information.

“Contract Laboratory” shall have the meaning given it in Section 5.2.

“Control” or “Controlled” or “Controlling” shall mean, with respect to any item of Intellectual Property, the possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or to grant the other Party access or a license or sublicense to such Intellectual Property, as applicable, without violating the terms of any agreement or other arrangement with a third party.

“Deliverables” shall mean the Project Data, and documents, filings and/or other materials to be provided to SYROS by QIAGEN in connection with a particular Project, as specified in a Schedule.

“Development Project” shall mean a project performed under this Agreement, as agreed between the Parties and set out in a Schedule.  Development Projects may include (i) biomarker identification and validation, (ii) prototype assay development, (iii) companion diagnostic proof of concept, (iv) in vitro diagnostic development, (v) enrolment assay development, (vi) Clinical Trial support and regulatory consultation, (vii) support of a Regulatory Submission for a SYROS Product; and/or (viii) Regulatory Submission and QIAGEN IVD registration; which project ultimately may result in the creation and Commercialization of a QIAGEN IVD in Markets for a SYROS Product under this Agreement.

“FDA” shall mean the United States Food and Drug Administration and any successor agency.

Confidential and Proprietary Information of SYROS and QIAGEN

“Foreground Intellectual Property” shall mean any and all Intellectual Property arising directly from work performed under a Project under this Agreement, whether conceived, discovered, reduced to practice or writing, generated or developed by or on behalf of SYROS or its Affiliates or by its Representatives, and/or by or on behalf of QIAGEN or its Affiliates or by its Representatives, solely or jointly.

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

“Intellectual Property” shall mean all inventions, know-how and other intellectual property, including tangible material, or its intangible equivalent in unwritten or oral form, and all patent rights (pending or issued), copyright, trademark, trade secret and other proprietary rights, excluding Project Data.

“IVD” shall mean in vitro diagnostic medical device as defined in the US Code of Federal Regulations Title 21, Section 809.3 or the Regulation (EU) 2017/746 of the European Parliament, the European directive 98/79/EC, or any similar definitions set by Governmental Authorities in markets outside of the United States and the European Union. For the avoidance of doubt, the term IVD includes companion diagnostics for a pharmaceutical product as defined in FDA’s “Guidance for Industry and Food and Drug Administration Staff – In Vitro Companion Diagnostic Devices” (August 6, 2014).

“Joint Foreground IP” shall mean all Foreground Intellectual Property that is not QIAGEN Foreground IP or SYROS Foreground IP.

“Markets” shall mean the countries and territories of the world in which the Parties mutually agree to jointly Commercialize (or have Commercialized) the SYROS Product and the QIAGEN IVD, as specified in a Schedule.

“Materials” shall mean the biological samples, compounds, reagents, supplies, products and other goods that SYROS delivers or causes one or more third parties to deliver to QIAGEN, or QIAGEN procures from a third party at SYROS’ cost, for purposes of performing this Agreement.

“Party” shall mean SYROS or QIAGEN as the context requires and “Parties” shall mean both SYROS and QIAGEN.

“PMA” shall mean Pre-Market Approval as defined by FDA.

“Project” shall mean a Development Project performed under this Agreement and/or subsequent Commercialization of the respective QIAGEN IVD.

Confidential and Proprietary Information of SYROS and QIAGEN

“Project Data” shall mean (i) information, data, results and reports generated from work performed under this Agreement and (ii) experimental procedures, analysis and protocols utilized in the performance of a Project, in either case by or on behalf of SYROS or its Affiliates or Representatives, or by or on behalf of QIAGEN or its Affiliates or Representatives, solely or jointly, and all copyright, trade secret and other propriety rights therein. For the avoidance of doubt, Project Data shall not include information regarding QIAGEN’s manufacturing or quality management processes, protocols or systems.

“Project-Related Background IP” shall mean (a) in the case of SYROS, Background Intellectual Property Controlled by Syros or any of its Affiliates that relates to the SYROS Product (as identified in a Schedule), Material or any SYROS Biomarker, or any use or other exploitation thereof, and (b) in the case of QIAGEN, Background Intellectual Property Controlled by QIAGEN or any of its Affiliates that relates to the QIAGEN IVD System, the QIAGEN IVD, or any QIAGEN Biomarker or any use or other exploitation thereof.

“QIAGEN Biomarker” shall mean Biomarkers which are part of QIAGEN Background Intellectual Property and identified in a Schedule.

“QIAGEN Biomarker Data" is defined as [**].

“QIAGEN Domain Names” shall mean any Domain Name identical or similar with the QIAGEN Trademarks under any ccTLD (country code Top Level Domain) and gTLD (generic Top Level Domain) address area.

“QIAGEN Foreground IP” shall mean any and all Foreground Intellectual Property that [**].

“QIAGEN IVD” shall mean an IVD developed by QIAGEN in the course of a Project including its respective development stages.

“QIAGEN IVD System” shall mean a diagnostic instrumentation or device, firmware base software and user interface software, and associated reagents, including those for sample preparation, which may include, for example, the RGQ instrument.

“QIAGEN Trademarks” shall mean the trademarks which QIAGEN uses for the Commercialization of the QIAGEN IVD to be used in connection with a SYROS Product.

“Regulatory Approval” means, with respect to a regulatory jurisdiction, any and  all licenses, permits, registrations or authorizations, clearances and approvals of (including, if required for sale in any country, pricing approval), and all registrations, filings and other notifications to, any Governmental Authority  (including applications therefor) necessary for the development, testing,

Confidential and Proprietary Information of SYROS and QIAGEN

manufacture, production, distribution, marketing, sale or use of an in vitro assay or a drug product in such regulatory jurisdiction in accordance with Applicable Law. With regard to an IVD, Regulatory Approval would occur upon FDA approval of a Premarket Approval (PMA) for the IVD and similar approvals of Governmental Authorities in other jurisdictions for marketing authorization as an IVD.

“Regulatory Submission” shall mean with respect to a regulatory jurisdiction, any and all submissions, which are necessary to obtain and maintain a Regulatory Approval.

“Representatives” shall mean with respect to each Party, such Party’s directors, officers, employees, consultants, and agents, and those of its Affiliates and subcontractors (including Contract Laboratories) who contribute to the performance of a Project.

“Schedule” shall mean an individual agreement executed by the Parties for the performance of a Project, as further described in Article 3 of this Agreement.

“SYROS Biomarker” shall mean Biomarkers which are part of SYROS Background Intellectual Property and identified in a Schedule.

“SYROS Biomarker Data," is defined as [**].

“SYROS Domain Names” shall mean any Domain Name identical or similar with the SYROS Trademarks under any ccTLD (country code Top Level Domain) and gTLD (generic Top Level Domain) address area.

“SYROS Foreground IP” shall mean any and all Foreground Intellectual Property that [**].

“SYROS Product” shall mean any biological or chemical substance identified in a Schedule that SYROS is developing or Commercializing for the prevention, treatment, or cure of a disease, syndrome or condition in human beings or animals.

“SYROS Trademarks” shall mean the trademarks which SYROS uses for the Commercialization of the SYROS Product with which a QIAGEN IVD will be used in connection with such SYROS Product.

“Trademark” shall mean the SYROS Trademarks and the QIAGEN Trademarks.

1.2.

Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  Any capitalized term used in

Confidential and Proprietary Information of SYROS and QIAGEN

any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.

2.

Term.  This Agreement shall commence on the Effective Date and continue for an initial term of the later of: (a) five (5) years; (b) expiration or termination of all Schedules executed hereunder or (c) termination of this Agreement pursuant to Section 15 (“Initial Term”).  Thereafter, this Agreement shall automatically renew for additional periods of one (1) year each (together with the Initial Term, the “Term”).

3.	Projects.
3.1.	Exclusivity.
(a)	Non-Exclusive Nature. The Parties agree that the nature of the relationship under the Agreement is non-exclusive.
(b)

Development.  Notwithstanding Section 3.1(a), the Parties may agree in a Schedule that, for a specified time period and/or disease indication as set forth in the Schedule, neither QIAGEN nor its Affiliates will develop, acquire, license, manufacture or distribute for itself, or enter into any agreement or relationship with a third party to develop, acquire, license, manufacture or distribute any Competing QIAGEN Test.  Any such agreement by QIAGEN in a Schedule shall be subject to good faith negotiation of compensation to QIAGEN for the foregoing restriction.

3.2.

Schedules. The Schedule for the Activities to be conducted under the initial Project is attached hereto as Appendix 1, which shall be considered Schedule No. 1.  For each additional Project to be conducted under this Agreement, the Parties shall negotiate and execute a Schedule using the format provided in Appendix 1.   Once executed by both Parties, the Schedule and any subsequent amendment(s) thereto shall be governed by the terms of this Agreement.  With respect to Development Projects, QIAGEN shall use Commercially Reasonable Efforts to perform the Activities and provide the Deliverables as set forth in the relevant Schedule and this Agreement, including adherence to all Applicable Law, any additional requirements set forth in a Schedule and the terms of this Agreement. QIAGEN shall comply with all reasonable and applicable guidelines

Confidential and Proprietary Information of SYROS and QIAGEN

and instructions that SYROS provides in writing regarding the use, storage or handling of Materials, patient samples or the SYROS Product. QIAGEN shall be responsible for the quality, technical accuracy and completeness of all Deliverables to be generated or provided by it under this Agreement or a Schedule. QIAGEN shall be responsible for the professional quality, training and supervision of all of its, its Affiliates’ and permitted subcontractors’ personnel who are engaged in the performance of any Activities for a Project under a Schedule. QIAGEN will perform its foregoing obligations in good faith, using Commercially Reasonable Efforts to meet the milestones set forth in each Schedule.

3.3.

Scope Changes.  In the event the Parties agree that the Activities or Deliverables of a Project should be modified, or that additional Activities or Deliverables should be conducted or provided, the Parties shall prepare a written amendment of the Schedule for execution by the Parties.  A Party shall not vary from the Activities and Deliverables set out in the original Schedule until the Parties have executed a written amendment to the relevant Schedule.  Notwithstanding the foregoing, in the event that a circumstance arises which was not reasonably anticipated by the Parties and which renders a Party’s ability to perform certain Activities or Deliverables technically or scientifically impossible or impracticable, the Parties shall negotiate a scope change amendment in good faith for a period of [**].  In the event the Parties are unable to agree upon such scope change amendment in these circumstances, either Party shall have the right to terminate the applicable Schedule upon written notice to the other Party.

3.4.

Conflicting Provisions.  In the event there is a specific conflict between the terms or conditions of this Agreement and the terms or conditions of any Schedule, the terms and conditions of this Agreement shall govern, unless the Schedule specifically and expressly supersedes this Agreement on a specific matter and then only with respect to the particular Schedule and the matter so specified.

4.	Materials and Records
4.1.

Materials Delivery.  Materials required for the conduct of the Project shall be outlined in the Schedule or otherwise agreed in writing by the Parties.  As between SYROS and QIAGEN, SYROS shall retain all right, title and interest in and to Materials, and QIAGEN shall retain all right, title and interest in and to any other materials used in the Project which were provided or procured by or on behalf of QIAGEN at QIAGEN’s expense to the extent not included in a

Confidential and Proprietary Information of SYROS and QIAGEN

Deliverable provided under a Schedule.  SYROS shall ensure that any Materials are de-identified of personal health information prior to shipment to QIAGEN. SYROS acknowledges that the provision of Materials by SYROS and third parties on behalf of SYROS is largely beyond the control of QIAGEN, and therefore QIAGEN shall not be held liable for delays to the Project to the extent caused by late shipments of Materials or defective Materials to be provided by or on behalf of SYROS, where the delay was not caused by QIAGEN.  For purposes of clarity, each Party shall use Commercially Reasonable Efforts to ensure the timely and sufficient supply of Materials to be provided or procured by such Party pursuant to a Schedule, including ordering Materials to be procured by such Party from a third party provider within such provider’s ordering lead times.

4.2.

Use Restrictions.  QIAGEN shall use and handle the Materials in accordance with any applicable documentation, reasonable handling procedures for similar materials, applicable common scientific standards of care, Applicable Law, and SYROS’s written instructions provided to QIAGEN, and upon receipt of the Materials, shall be responsible for the chain of custody of the Materials. In no event shall QIAGEN use the Materials for any purpose other than the Activities described in the applicable Schedule. None of the Materials shall be transferred or sold by QIAGEN to third parties except to subcontractors approved by SYROS in accordance with the terms of this Agreement and who require access to the SYROS Materials to perform the Activities.  QIAGEN shall not use the Materials for testing in or treatment of human subjects except if and to the extent expressly described in the applicable Schedule.  QIAGEN understands and agrees that the Materials are experimental in nature and that SYROS shall not be liable for any loss, claim, damage or liability which may arise from the use, storage or handling of the Materials by QIAGEN. Unless otherwise set forth in the applicable Schedule, upon SYROS’ written request and at SYROS’ expense, QIAGEN shall, at SYROS’ option, deliver to SYROS or destroy (in which case such destruction shall be certified to SYROS in writing) all Materials provided by SYROS in QIAGEN’s possession or control.

4.3.

Records Retention.  QIAGEN shall retain all Project Data (including all records related thereto) generated during the performance of the Activities, separately from any records and data generated during performance of activities for clients other than SYROS, for a period of not less than [**], or for such longer period as required by Applicable Law, in a form appropriate for regulatory and intellectual property purposes.  Upon written request from SYROS during the [**] retention

Confidential and Proprietary Information of SYROS and QIAGEN

term, QIAGEN shall provide to SYROS copies of all such Project Data at SYROS’s expense.
4.4.

Inspections, Audits, or Investigations of QIAGEN by Governmental Authorities.  Upon reasonable and lawful request, QIAGEN will allow appropriate worldwide Governmental Authorities to inspect its facilities or review records relating to Activities.

(a)

Non-Routine Matters.  If any Governmental Authority gives QIAGEN notice of its intent, with respect to any QIAGEN facility that is performing a Project for SYROS under this Agreement, to conduct a non-routine inspection, audit, or investigation, or take any other type of regulatory action in relation to the Activities, QIAGEN will, unless prohibited by such Governmental Authority or Applicable Law, give SYROS written notice within [**] after QIAGEN’s receipt of such notice thereof, if such inspection, audit or investigation is specific to a Project, and if notice cannot be provided to SYROS in advance of any such inspections, then QIAGEN will notify SYROS promptly and supply all relevant information and findings pertaining thereto.

(b)

Cooperation.  SYROS shall have the right to [**] during the course of any inspections, audits and investigations specifically related to the SYROS Product [**] impact the Regulatory Approval of the SYROS Product and/or the QIAGEN IVD, unless prohibited by Applicable Law or Governmental Authority, provided that [**].  QIAGEN will cooperate with the Governmental Authority (and keep SYROS representatives timely informed) in the conduct of such inspections, audits, and investigations and will maintain records of Activities in a way that facilitates the objectives of such activities.

(c)

Inspection Findings and Responses. QIAGEN will provide regular updates to SYROS during the course of any audit performed pursuant to this Section 4.4.  Within [**] of receipt, QIAGEN will forward to SYROS copies of any relevant reports and findings pertaining to the matters set forth in Section 4.4(a) to the extent related to the Activities or that would materially impact either QIAGEN’s ability to obtain Regulatory Approval for, or ensure the clinical or commercial supply of, the Clinical Trial Assay or QIAGEN IVD being developed for SYROS under a Schedule.  Whenever feasible and solely to the extent that it would not compromise the timeliness or quality of the response, QIAGEN will also provide SYROS with an opportunity to prospectively review and comment on any QIAGEN responses to Governmental Authorities that relate to Activities.  Regardless of whether SYROS has an opportunity to prospectively

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review and comment on any QIAGEN responses, QIAGEN will have the final say and determine the appropriate response and provide SYROS a copy of the response submitted to Governmental Authorities.
4.5.

Audits of QIAGEN by SYROS.  During the Term, SYROS shall have the right to audit or have audited QIAGEN’s facility and records, and the facilities and records of QIAGEN’s subcontractors, used for a Project, no more than [**]. QIAGEN agrees to maintain accurate and detailed records and information pertaining to any particular Project and agrees to grant access to SYROS (or its nominee, to be approved by QIAGEN, with such approval not to be unreasonably withheld) to perform such audit.  Such audit(s) will require reasonable prior written notice, no less than [**] (other than an audit “for cause”, in which case SYROS and QIAGEN shall cooperate reasonably to schedule the audit as expeditiously as possible while allowing QIAGEN reasonable time to prepare), by SYROS, and the auditor shall be subject to QIAGEN’s reasonable confidentiality and site security policies. In addition, SYROS shall have the right to audit QIAGEN’s facility and records related to a Project at any time “for cause.”  An “audit for cause” shall be defined as an audit of QIAGEN’s facilities or records requested by SYROS and conducted by or on behalf of  SYROS due to the existence of an operational issue in the manufacture of any component of the QIAGEN IVD that SYROS reasonably believes in good faith may result in a cGMP or other regulatory deficiency or failure of QIAGEN to meet its obligations under this Agreement (such as repeated failure of the QIAGEN IVD to meet its specifications, evidence of regulatory noncompliance and fraudulent data from any clinical trial conducted by or on behalf of QIAGEN), provided that SYROS notifies QIAGEN in writing in advance of such issue and the issue remains unresolved, to Syros’ reasonable satisfaction, within a reasonable timeframe following QIAGEN’s receipt of such written notice.  Such audit(s) will require reasonable prior written notice by SYROS and shall be subject to QIAGEN’s reasonable confidentiality and site security policies.

4.6.

Financial Records.  QIAGEN agrees to maintain for a period of [**] after the expiration or termination of this Agreement adequate and correct books and records relating to the performance of its material obligations hereunder and all costs and liabilities incurred hereunder, including records of, and copies of all receipts for third party expenses incurred in connection with the performance of the Activities and allow access to SYROS and its authorized representatives to inspect such records and receipts upon reasonable notice during ordinary business hours and subject to QIAGEN’s reasonable and generally applicable confidentiality, site security and safety procedures.

Confidential and Proprietary Information of SYROS and QIAGEN

4.7.

Informed Consent. SYROS shall be responsible for obtaining any required informed consent documents signed by or on behalf of each human subject whose clinical sample will be provided by SYROS to QIAGEN as part of a Schedule.  SYROS shall retain copies of such informed consents throughout the term of this Agreement and for a minimum period of [**] following the closure of the last clinical study of the SYROS Product or at least [**] after the last Regulatory Approval in a Market under this Agreement, whichever is later, and shall not destroy any records without prior written consent from QIAGEN. SYROS shall provide the template informed consent documents for each Clinical Trial relating to the Clinical Trial Assay to QIAGEN upon QIAGEN’s reasonable request and will permit access to signed copies of such consents should evidence of signed consent be required in any audit or inspection by a Governmental Authority related to this Agreement.  QIAGEN shall be responsible for obtaining any required informed consent documents signed by or on behalf of each human subject whose clinical sample may be acquired by QIAGEN as part of the Schedule. QIAGEN shall retain copies of such informed consents throughout the term of this Agreement and for a minimum period of [**] after the closure of the last clinical study of the QIAGEN IVD or at least [**] after the last Regulatory Approval in a Market under this Agreement, whichever is later, and shall not destroy any records without prior written consent from SYROS. QIAGEN shall provide copies of such consents to SYROS upon SYROS’s reasonable request.

5.	Interactions with Affiliates and Third Parties
5.1.	Subcontractors.
(a)

Either Party may involve any of its Affiliates in the performance of a Project without notice to or consent from the other Party.  QIAGEN shall not engage or make use of any subcontractor or consultant (other than (i) individual consultants, (ii) distributors Commercializing the QIAGEN IVD in the Markets, and (iii) Clinical Affairs or Regulatory advisors) for the performance of the Activities (except as expressly set forth in the applicable Schedule) without SYROS’ prior written consent, not to be unreasonably withheld, conditioned, or delayed.  Each Party is and remains solely and exclusively responsible for the conduct of Activities by any Affiliate (and in the case of QIAGEN, any subcontractor or consultant), and any act or omission by an Affiliate (and in the case of QIAGEN, authorized subcontractor or consultant) that would constitute a breach of this Agreement by the applicable Party will be a breach of this Agreement by such Party.

Confidential and Proprietary Information of SYROS and QIAGEN

(b)

To the extent that a Party utilizes its Affiliates (or, in the case of QIAGEN, third party contractors) to perform tasks within the scope of a Project, such Party shall ensure all such third party contractors have entered into an appropriate written agreement with the Party obligating such person, and that all Affiliates are otherwise obligated to: (i) treat the other Party’s Confidential Information in accordance with the provisions of Article 7, and (ii) assign rights to any Foreground Intellectual Property and/or Project Data so that such rights can be conveyed in accordance with the terms and conditions of Article 8, and (iii) with respect to QIAGEN, that its Affiliates or third party contractors grant audit and inspection rights similar to the right set forth in Sections 4.4 and 4.5; whereas the foregoing shall not limit QIAGEN’s audit and inspection responsibilities.  Each Party shall be liable and solely responsible for the acts, performance and compensation of its respective third party contractors.

5.2.

Contract Laboratories.  The Parties may use third party laboratories (hereinafter “Contract Laboratories”) for the performance of certain services, such as sample testing, in a Development Project pursuant to a Schedule.  The terms for use of Contract Laboratories shall be set forth in a Schedule, but in the absence of provisions in a Schedule to the contrary, the following general principles shall apply:

(a)

Contracts.  SYROS shall be responsible for selecting and contracting with the Contract Laboratories engaged to assess the clinical validity of a Clinical Trial Assay or a QIAGEN IVD, subject to QIAGEN’s prior consent which may only be withheld in case QIAGEN has reasonable quality concerns with respect to the performance of such sample testing by such Contract Laboratory.

(b)

Certifications.  SYROS and QIAGEN shall ensure that the Contract Laboratories are properly certified to perform the clinical validity work according to the applicable Schedule for the Project and this Agreement.

(c)

Products and Equipment.  QIAGEN shall be solely responsible for the manufacture and supply of a Clinical Trial Assay or a QIAGEN IVD, at SYROS’ expense as set forth in the applicable Schedule, to the Contract Laboratories for clinical validity testing and for sufficient educating and training of the Contract Laboratories personnel as necessary for conducting the clinical validity testing. QIAGEN shall be responsible for ensuring that each such Contract Laboratory has or is provided the necessary equipment (including any upgrades) needed to perform any assay developed hereunder,

Confidential and Proprietary Information of SYROS and QIAGEN

all of which shall be at SYROS’ or the Contract Laboratory’s expense, as agreed between SYROS and the Contract Laboratory.
6.	Financial Terms
6.1.	Milestones.
(a)	Payments. QIAGEN shall be compensated for the performance of a Project on the basis of achievement of the milestones set forth in the Schedule.
(b)

Acceptance Process.  Upon completion of a milestone, QIAGEN shall issue a written notice to SYROS, together with any documentation reasonably requested by SYROS to evaluate such completion, and SYROS shall have up to [**] to review the notice and any associated Deliverables and provide a written acceptance of the milestone to QIAGEN.  Failure to respond within this timeframe shall constitute acceptance.  In the event SYROS disputes that a milestone has been properly completed, SYROS shall provide a written notice to QIAGEN within the initial [**] review period, describing in reasonable detail the basis for its dispute.  The Parties shall work in good faith to resolve the dispute and QIAGEN shall use Commercially Reasonable Efforts to correct any deficiencies in a timely fashion.  If the dispute is resolved by mutual agreement of the Parties that the particular milestone has been completed, then within [**] of the resolution of the dispute, SYROS shall issue a notice of written acceptance of the milestone to QIAGEN. If the dispute is resolved by mutual agreement of the Parties that the particular milestone has not been completed, then QIAGEN shall use Commercially Reasonable Efforts to complete any additional activities necessary to complete such milestone.  If the Parties are unable to resolve such dispute, then it shall be resolved in accordance with Section 18.3.

(c)

Invoicing.  Upon receipt of SYROS’s acceptance or upon expiration of the [**] review period as described above, QIAGEN shall issue an invoice to SYROS for the relevant Milestone Payment and send such invoice to the following address: [**]

6.2.	Pass-through Costs and Expenses.
(a)

Reimbursement.  SYROS shall reimburse QIAGEN for the direct, out-of-pocket expenses incurred by QIAGEN in the performance of a Project without mark-up or surcharge (“Pass-through Costs and Expenses”) and agreed by

Confidential and Proprietary Information of SYROS and QIAGEN

the Parties in advance according to the Schedule. QIAGEN shall invoice SYROS for such expenses on a quarterly basis.
(b)

Currency Conversion.  Any Pass-through Costs and Expenses that were incurred in a currency other than USD shall be converted into USD using the average of the fixing exchange rates published by Bloomberg under the function “BFIX” for the respective currency at noon New York time for the applicable calendar quarter.  If, on any Business Day, no USD foreign exchange fixing rate is determined by Bloomberg for the relevant currency, the last Bloomberg price of such day (data field “PX last”) shall be used instead.

6.3.	Undisputed Amounts. SYROS shall pay all undisputed amounts set forth in any invoice in US Dollars (“USD”) within [**] of receipt from QIAGEN.
6.4.

Payment Disputes.  In the event SYROS disputes an invoice from QIAGEN in good faith, SYROS shall notify QIAGEN of its dispute within the [**] payment terms and provide sufficient detail for QIAGEN to investigate the issue.  SYROS shall pay any portion of the invoice not in dispute within the original [**] payment terms.  The Parties shall work together in good faith to resolve payment disputes in a timely fashion.

6.5.	Late Payments.
(a)

Interest.  In the event SYROS fails to pay an invoice according to the payment terms, and has not notified QIAGEN of a good faith dispute with such invoice, QIAGEN shall have the right to charge interest, commencing on the due date (inclusive) and ending on the actual payment date (exclusive), calculated at a rate of [**]% per month or the maximum amount permitted under Applicable Law, whichever is lower.

(b)

Suspended Performance.  If SYROS fails to make an undisputed payment under a Schedule within [**] after the date when due, then QIAGEN shall be entitled, in addition to any other remedies hereunder, to provide SYROS with [**] notice of its intention to suspend its performance under such Schedule until the due amount has been paid.

6.6.	Taxes.
(a)	All agreed remunerations/fees are considered to be net of value added tax (hereinafter “VAT”). VAT will be due additionally as legally owed to the

Confidential and Proprietary Information of SYROS and QIAGEN

applicable jurisdiction, payable after receipt of a proper invoice, which meets all legal requirements according to the applicable VAT-law.
(b)

To the extent that the goods or services to be provided hereunder are subject to any sales, use, rental, personal property, or any other transaction or indirect taxes under law, payment of said taxes is SYROS’s responsibility, subject to any applicable exemption entitlement.

(c)

Any Party required to make a payment (hereinafter the “Paying Party”) to the other Party (hereinafter the “Payee”) under this Agreement shall be entitled to deduct and withhold from the amount payable the withholding tax for which the Paying Party is liable under any provisions of tax law. Any withheld tax shall be treated as having been paid by Paying Party to Payee for all purposes of this Agreement. Paying Party shall timely forward the tax receipts certifying the payments of withholding tax on behalf of Payee. In case Paying Party cannot deduct the withholding tax due to fulfilment completion of payment obligation by settlement or set-off, Payee will pay the withholding tax to Paying Party separately. If Paying Party failed to deduct withholding tax but is still required by tax law to pay withholding tax on account of Payee to the tax authorities, Payee shall assist Paying Party with regard to all procedures required in order to obtain reimbursement by tax authorities or, in case tax authorities will not reimburse withholding tax to Paying Party, Payee will immediately refund the tax amount.

7.	Confidentiality
7.1.

Use of Confidential Information. In connection with this Agreement and individual Projects, the Parties anticipate that each Party will disclose Confidential Information to the other Party in order to facilitate the performance of their respective obligations thereunder (the “Purpose”).  Therefore, each Party shall: (i) only use Confidential Information of the other Party for the Purpose, (ii) maintain the disclosing Party’s Confidential Information in confidence using the same degree of care that it uses for its own Confidential Information of like importance, but in no event using less than reasonable care, and (iii) not disclose or transfer any Confidential Information of the disclosing Party (or any materials which contain such Confidential Information), to any third party without the disclosing Party’s consent; provided, however, that disclosure shall be permitted to the receiving Party’s employees, directors, officers, advisors (including accountants, attorneys, consultants and financial advisors), or permitted subcontractors (and those of its Affiliates) who reasonably require

Confidential and Proprietary Information of SYROS and QIAGEN

such Confidential Information for the Purpose and who are bound by obligations of non-use and confidentiality with respect to such Confidential Information no less restrictive than those set forth in this Article 7.  Notwithstanding the foregoing, SYROS, as the Receiving Party, may disclose Confidential Information to (A) [**] of the SYROS Product, or potential or actual investors or acquirers of SYROS or that portion of SYROS’ business relating to the SYROS Product; provided that such [**], investors, or acquirers shall be subject to commercially reasonable obligations of confidentiality and non-use with respect to such Confidential Information; and provided, further, that if a [**], investor, or acquirer has a [**], SYROS shall seek QIAGEN’s written consent prior to making the disclosure, such consent not to be [**], and if QIAGEN consents, SYROS shall take reasonable steps (including [**], if necessary) to ensure that such Confidential Information is not disclosed to employees or agents engaged in the [**], and SYROS shall remain liable to QIAGEN for any breach by such third parties of the confidentiality obligations owed to QIAGEN; (B) Governmental Authorities as reasonably required for any filing, application or request for Regulatory Approval of the SYROS Product; or (C) any patent authority as reasonably required for seeking or maintaining patent rights with respect to any SYROS Product, Without limitation to the foregoing, SYROS, as the Receiving Party, may also disclose the terms of this Agreement to (A) potential or actual investors or acquirers of SYROS or that portion of SYROS’ business relating to the SYROS Product, and (B) SYROS’ attorneys or investment bankers; provided that such persons shall be subject to written, or in the case of attorneys, fiduciary or professional, obligations of confidentiality and non-use with respect to such Confidential Information no less restrictive than those set forth in this Agreement and SYROS shall remain liable to QIAGEN for any breach by such third parties of the confidentiality and non-use obligations owed to QIAGEN.

Non-Confidential Information.  The obligations set forth in Section 7.1 shall not apply to any information that the receiving Party can demonstrate by competent proof: (i) was possessed or already known by the receiving Party or any of its Affiliates prior to disclosure under this Agreement, (ii) was developed by the receiving Party or any of its Affiliates independently from disclosure or development under this Agreement and without reference to or reliance upon Confidential Information of the disclosing Party, (iii) is now or becomes later publicly available other than by breach of this Agreement by receiving Party or any of its Affiliates, or (iv) is available to the receiving Party or any of its Affiliates from a third party that is not legally prohibited from disclosing such information.

Confidential and Proprietary Information of SYROS and QIAGEN

7.2.

Compelled Disclosure.  In the event a receiving Party is compelled by legislative, governmental or judicial order to disclose the Confidential Information of the disclosing Party, the receiving Party shall take reasonable steps to give the disclosing Party sufficient prior notice in order to allow the disclosing Party an opportunity to contest such order or seek a protective order at the expense of the disclosing Party.  In the event the receiving Party is ultimately required to disclose such Confidential Information, the receiving Party shall disclose only such portion of the Confidential Information that is legally required to be disclosed and shall seek, at the disclosing Party’s request and expense, a protective order to protect the confidentiality of such Confidential Information.

7.3.

SEC Filings.  The Receiving Party may disclose the terms of this Agreement if, in the opinion of the Receiving Party’s counsel, such disclosure is required by Applicable Law or the rules of a stock exchange on which the securities of the Receiving Party are listed (or to which an application for listing has been submitted); provided that the Receiving Party shall (A) submit the proposed disclosure in writing to the Disclosing Party as far in advance as reasonably practicable (and in no event less than [**] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon; (B) make itself available for discussion of such proposed disclosure; and (C) consider in good faith the comments of the Disclosing Party with respect to such proposed disclosure.  The Receiving Party shall consider in good faith the Disclosing Party’s reasonable requests to modify or redact the disclosure to protect the Disclosing Party’s Confidential Information.  The Receiving Party shall also, as promptly as practicable, provide the Disclosing Party with a copy of the relevant portions of any SEC comment letter or other communication that expresses an objection by the SEC staff to any redaction or omission of information about, or specific terms or provisions of, the Agreement or any Schedule from such filing, and before publicly disclosing such information or restoring the redacted terms or provisions in the filing, give the Disclosing Party the opportunity to participate in drafting a response to such comments and incorporate the Disclosing Party’s reasonable requests to include in such response the rationale for omitting or redacting such information, terms or provisions. The Receiving Party shall use reasonable efforts to maintain confidential treatment of any disclosure made pursuant to this Section 7.3, including by filing applications for extension with the SEC of any confidential treatment order, during the Term of this Agreement and for a period of [**] thereafter.

Confidential and Proprietary Information of SYROS and QIAGEN

7.4.

Initial Press Release.  Upon execution of this Agreement, each Party shall have the right to issue an initial press release announcing the execution of this Agreement, provided that the Party wishing to make the disclosure shall: (a) provide the other Party a draft of such announcement at least [**] prior to its public release; and (b) reasonably consider any comments provided by the other Party with respect to such announcement.  Following such initial press release, neither Party may make (or have made on its behalf) any oral or written release of any statement, information, advertisement or publicity in connection with this Agreement or any Schedule unless such statement includes only those facts that were initially released in accordance with the first sentence of this Section 7.4.  In addition, neither Party shall use the other Party’s name, symbols, or trademarks in any statement, information, advertisement or publicity without the other Party's prior written approval.

7.5.

Equitable Relief.  Each Party agrees that damages may not be an adequate remedy for breach of this Article 7 and that, accordingly, either Party shall be entitled to seek injunctive or other equitable relief to prevent disclosure of its Confidential Information.

8.	Data
8.1.	Assignment and License Back of Project Data. All Project Data shall be owned as follows:
(a)

SYROS shall own all Clinical Data.  SYROS shall be free to use the Clinical Data for any purpose.  QIAGEN shall disclose and provide to SYROS any and all Clinical Data generated by QIAGEN or its Affiliates and Representatives.  QIAGEN, as far as it is in the legal position to do so, hereby assigns all of its right, title and interest in and to such Clinical Data to SYROS.

(b)

SYROS shall own all SYROS Biomarker Data.  SYROS shall be free to use the SYROS Biomarker Data for any purpose.  QIAGEN shall disclose and provide to SYROS any and all SYROS Biomarker Data generated by QIAGEN or its Affiliates or Representatives.  QIAGEN, as far as it is in the legal position to do so, hereby assigns all of its right, title and interest in and to such SYROS Biomarker Data to SYROS.

(c)

QIAGEN shall own all QIAGEN Biomarker Data. QIAGEN shall be free to use the QIAGEN Biomarker Data for any purpose.  SYROS shall disclose and provide to QIAGEN any and all QIAGEN Biomarker Data generated by SYROS or its Affiliates or Representatives.  SYROS, as far as it is in the legal

Confidential and Proprietary Information of SYROS and QIAGEN

position to do so, hereby assigns all of its right, title and interest in and to such QIAGEN Biomarker Data to QIAGEN.
(d)

QIAGEN shall own all Analytical Performance Data. QIAGEN shall be free to use the Analytical Performance Data for any purpose. SYROS shall disclose and provide to QIAGEN all Analytical Performance Data generated by SYROS or its Affiliates or Representatives. SYROS, as far as it is in the legal position to do so, hereby assigns all of its right, title and interest in and to such Analytical Performance Data to QIAGEN.

(e)

SYROS hereby grants to QIAGEN a non-exclusive, world-wide, royalty-free license and right of reference  to the Clinical Data and the SYROS Biomarker Data, with the right to sublicense to QIAGEN’s Affiliates or any third party developing, obtaining Regulatory Approval for, manufacturing or selling the QIAGEN IVD under the Project on behalf of QIAGEN, for the sole and limited purpose of, and only to the extent required to carry out its Activities under the Project, including subsequent Commercialization of the QIAGEN IVD developed within the Project for use with the SYROS Product. QIAGEN shall not use the Clinical Data or SYROS Biomarker Data for any purpose other than permitted in this Section 8.1(e) for as long as such Clinical Data or SYROS Biomarker Data constitutes Confidential Information.

(f)

QIAGEN hereby grants SYROS a non-exclusive license and right of reference to the Analytical Performance Data and QIAGEN Biomarker Data for the sole and limited purpose of, and only to the extent required to, carry out the Activities under the Project and research, develop and/or obtain Regulatory Approval for, make, have made, use, sell, offer for sale, import, export and commercialize SYROS Products with the QIAGEN IVD.  The license shall not be sub-licensable other than to one of SYROS’ Affiliates or to a third party researching, developing, obtaining Regulatory Approval for, making, having made, using, selling, offering for sale, importing, exporting or Commercializing the SYROS Product with the QIAGEN IVD, whether alone or in collaboration with SYROS or any of its Affiliates.  All sub-licenses by SYROS shall be “first-tier,” meaning the sublicensee shall have no further right to sublicense. SYROS shall not use the Analytical Performance Data or QIAGEN Biomarker Data for any purpose other than permitted in this Section 8.1(f) for as long as such the Analytical Performance Data or QIAGEN Biomarker Data constitutes Confidential Information.

Confidential and Proprietary Information of SYROS and QIAGEN

9.	Intellectual Property
9.1.

Background Intellectual Property.  Each Party acknowledges and agrees that the other Party Controls certain Background Intellectual Property that relates to that Party’s business or operations.  Each Party further acknowledges and agrees that Background Intellectual Property Controlled by the other Party shall, as between the Parties, remain the exclusive property of the other Party.

Each Party hereby grants to the other Party a non-exclusive, world-wide, non-sub-licensable, non-transferable and royalty-free license under its Project-Related Background Intellectual Property to the extent such license is necessary for the other Party to carry out its Activities under the respective Project, including subsequent Commercialization by QIAGEN of the QIAGEN IVD developed in the respective Project for use with the respective SYROS Product and subsequent Commercialization by SYROS of the SYROS Product with the QIAGEN IVD under this Agreement. For the avoidance of doubt, the Parties agree that the foregoing license does not provide QIAGEN any right to promote or Commercialize a SYROS Product or any other drug.  For the further avoidance of doubt, the Parties agree that the foregoing license does not provide SYROS any right to promote or Commercialize the QIAGEN IVD or any other IVD or laboratory developed test.

Notwithstanding the foregoing, if Intellectual Property controlled by a third party is included in the Background Intellectual Property of a Party, such Intellectual Property shall only be included into the license grant of this Section 9.1 paragraph 2, if (i) the other Party has committed in writing to comply with the relevant terms and conditions of the agreement with the third party and (ii) if applicable, the Parties have agreed in writing on the allocation or sharing of any payment obligations towards the third party which may result from the other Party’s use of the third party’s Intellectual Property. In addition, if the relevant (license) agreement with such third party requires an allocation of Project Data and Foreground Intellectual Property or licenses deviating from Sections 8 and 9.2, (i) the Controlling Party shall inform the other Party hereof and (ii) upon request of the other Party to include such third party’s Intellectual Property into the license grant under this Section 9.1, the Parties shall negotiate in good faith provisions deviating from Sections 8 and 9.2 and set them forth in writing. For the avoidance of doubt, the foregoing shall also apply to third party Intellectual Property acquired pursuant to Section 9.6.

9.2.	Foreground Intellectual Property. The Parties agree that any Foreground Intellectual Property shall be treated as follows:

Confidential and Proprietary Information of SYROS and QIAGEN

(a)

SYROS Foreground IP.  SYROS shall exclusively own all right, title and interest in and to any SYROS Foreground IP.  SYROS hereby grants to QIAGEN a non-exclusive, world-wide, royalty-free license, with the right to sublicense, under the SYROS Foreground IP for carrying out the Activities under the respective Project, including subsequent Commercialization of a QIAGEN IVD developed within a Project for use with the respective SYROS Product.

(b)

QIAGEN Foreground IP.  QIAGEN shall exclusively own all right, title and interest in and to any QIAGEN Foreground IP.  QIAGEN hereby grants to SYROS a non-exclusive, world-wide license, with the right to sublicense, under the QIAGEN Foreground Intellectual Property for carrying out the Activities under the respective Project, including subsequent Commercialization of the SYROS Product with (i) the QIAGEN IVD in the Markets, in which case the license shall be royalty-free, or (ii) [**].

(c)

Joint Foreground IP.  The Parties shall jointly own an equal, undivided interest in and to any Joint Foreground IP.  In the event that a jurisdiction requires consent of co-owners for one co-owner to grant license rights under or otherwise exploit Joint Foreground IP, each Party hereby grants to the other Party and its Affiliates a sublicensable right and license to exploit such Joint Foreground IP without a requirement of accounting other than as set forth in this Agreement.

(d)

Protection of Either Party’s Foreground Intellectual Property.  The Parties will inform each other about any Foreground Intellectual Property without unreasonable delay after it has been conceived by their Representatives.  The Parties shall take all legally required steps to ensure and effect the allocation of the Foreground Intellectual Property as provided in Sections 9.2(a)-(c) at the sole expense of the Party owning the Foreground Intellectual Property according to Sections 9.2(a)-(c) and, the other Party shall provide reasonable assistance and all necessary documentation and declarations to perfect the rights in the Foreground Intellectual Property (e.g., documents for proof of chain of title). Each Party will provide the other Party with [**] prior notice before pursuing patent protection on the Foreground Intellectual Property allocated to it according to Sections 9.2(a)-(c). QIAGEN shall be responsible, at its own expense, for the preparation, filing, prosecution and maintenance of QIAGEN Foreground IP and SYROS shall be responsible, at its own expense, for the preparation, filing, prosecution and maintenance of the SYROS Foreground IP. The Parties shall discuss in good faith allocations of

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responsibility for the preparation, filing, prosecution and maintenance of the Joint Foreground IP.
9.3.

Defense and Enforcement.  Each Party shall promptly notify the other Party in the event it becomes aware of any third party activities that may constitute infringement of any Intellectual Property that is the subject to this Agreement and/or of any third party claims or allegations contesting the validity and/or enforceability of any such Intellectual Property.  QIAGEN shall have the right, but not the obligation, to control, enforce and defend worldwide, at its own expense, Intellectual Property rights in the QIAGEN Background Intellectual Property and QIAGEN Foreground IP.  SYROS shall have the right, but not the obligation, to control, enforce and defend worldwide, at its own expense, Intellectual Property rights in the SYROS Background Intellectual Property and SYROS Foreground IP. With respect to any Joint Foreground IP, the Parties will promptly thereafter consult and cooperate to determine a course of action.

9.4.	Trademarks
(a)

The Parties shall be responsible for the selection, registration and maintenance of the Trademarks they employ in connection with the marketing, sale or distribution of their respective Products (i.e., the SYROS Product in the case of SYROS and the QIAGEN IVD in the case of QIAGEN). The Parties shall own and control their respective Trademarks and pay all relevant costs thereto.

(b)

SYROS shall have the sole right to select the SYROS Trademarks and shall own and retain all right, title and interest in and to such SYROS Trademarks, and all goodwill associated with or attached to the SYROS Trademarks arising out of the use thereof by SYROS, its Affiliates and third party licensees shall inure to the benefit of SYROS. Only SYROS will be authorized to initiate at its own discretion legal proceedings against any infringement or threatened infringement of the SYROS Trademarks.

(c)

SYROS shall be responsible for the registration, hosting, maintenance and defence of the SYROS Domain Names. For the avoidance of doubts, SYROS is allowed to register such Domain Names in its own name, to host on its servers, maintain and defend these Domain Names and use them for websites.

(d)	QIAGEN shall have the sole right to select the QIAGEN Trademarks and shall own and retain all right, title and interest in and to such QIAGEN Trademarks,

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and all goodwill associated with or attached to the QIAGEN Trademarks arising out of the use thereof by QIAGEN, its Affiliates and third party licensees shall inure to the benefit of QIAGEN. Only QIAGEN will be authorized to initiate at its own discretion legal proceedings against any infringement or threatened infringement of the QIAGEN Trademarks.

(e)

QIAGEN shall be responsible for the registration, hosting, maintenance and defence of the QIAGEN Domain Names. For the avoidance of doubts, QIAGEN is allowed to register such Domain Names in its own name, to host on its servers, maintain and defend these Domain Names and use them for websites.

(f)

The Parties recognize the exclusive ownership of each other Party’s Trademarks, logotype or trade dress furnished by such Party for use in connection with the marketing, sale or distribution of the Product as defined in this Agreement. The Parties shall not, either while this Agreement is in effect, or at any time thereafter, register, use or challenge or assist others to challenge each other Party’s Trademarks, logotype and trade dress furnished by each Party for use in connection with the marketing of the products as defined in this Agreement or attempt to obtain any right in or to any such name, logotype, trademarks or trade dress confusingly similar for the marketing of the products as defined in this Agreement or any other goods and products, notwithstanding that such goods or products have a different use or are dissimilar to the products as defined in this Agreement.

(g)

Each Party hereby grants to the other Party a non-exclusive, world-wide, sub-licensable, non-transferable and royalty-free license under its Trademarks relevant for a Project to the extent such license is necessary for the other Party to carry out its Activities under the respective Project, including subsequent Commercialization by QIAGEN in accordance with Section 11 of this Agreement of the QIAGEN IVD developed in the respective Project for use with the respective SYROS Product and subsequent Commercialization by SYROS of the SYROS Product with the QIAGEN IVD under this Agreement.

9.5.

Notice of a Third Party’s Claim of Intellectual Property Infringement. During a Project, the Parties will promptly notify each other of any claim by a third party that the Development or Commercialization of the SYROS Product or QIAGEN IVD may or does infringe any Intellectual Property right Controlled by a third party.

Confidential and Proprietary Information of SYROS and QIAGEN

9.6.	Third Party Intellectual Property Licenses
(a)

Licenses relevant for the SYROS Product. SYROS  shall be solely responsible, at its own discretion and expense, for obtaining and maintaining any licenses or other rights to access or use any third party Intellectual Property that is necessary for the development, manufacture, use or Commercialization of any SYROS Product, including but not limited to treatment decisions derived from a diagnostic result and/or patient selection and/or stratification and/or biomarkers. QIAGEN agrees to cooperate reasonably with SYROS to assist SYROS’s acquisition of any licenses that it is obligated to obtain pursuant to Section 9.6(a) or 9.6(c); [**].

(b)

Licenses Relevant for the QIAGEN IVD System.  QIAGEN shall be solely responsible, at its own discretion and expense, for obtaining and maintaining any licenses or other rights to access or use any third party Intellectual Property that is necessary for the development, manufacture, use or Commercialization of the QIAGEN IVD System or the use of the QIAGEN IVD for [**] pursuant to this Agreement.

(c)

Licenses Relevant to Biomarkers.  The intellectual property landscape for the diagnostic use of any Biomarkers used in connection with the development, manufacture, use or Commercialization of the QIAGEN IVD (“Third Party Biomarker IP”) shall be assessed on a project-by-project basis.  The Parties shall mutually agree upon, and explicitly set forth in each Project Schedule, which Party will bear the responsibility (or whether responsibility will be shared) for conducting a freedom-to-operate (“FTO”) inquiry to assess the need to obtain any licenses or other rights to access or use any Third-Party Biomarker IP.  The Party responsible for such inquiry shall [**].  Based on the results of the FTO inquiry, the Parties shall [**].  In the event that (a) [**], or (b) [**], then either Party may terminate the applicable Project Schedule pursuant to Section 13.1(d).  For clarification, (i) except as set forth in a Project Schedule, [**], and (ii) [**], shall not be considered a breach of this Agreement.

9.7.

No Other Rights.  Except as expressly provided herein, nothing in this Agreement shall be construed as a grant from one Party to the other Party of any rights in or title to any Intellectual Property, Material, or Confidential Information.

10.

Regulatory Matters. SYROS shall be responsible for obtaining Regulatory Approval for the SYROS Product.  QIAGEN shall use Commercially Reasonable Efforts to support any efforts of SYROS to obtain Regulatory Approval for the SYROS Product for use

Confidential and Proprietary Information of SYROS and QIAGEN

with the QIAGEN IVD in each Market.  QIAGEN shall be responsible for obtaining and maintaining Regulatory Approvals for the QIAGEN IVD in each Market agreed by the Parties in a Schedule.  For clarification, any post-Regulatory Approval requirements imposed by a Governmental Authority that were not anticipated in the Schedule shall be discussed between the Parties in good faith, and QIAGEN shall have no obligation to undertake such requirements until they have been included in the relevant Schedule by a written amendment thereto.  QIAGEN shall be the sponsor of, and bear all responsibility to make Regulatory Submissions for the QIAGEN IVD, with reasonable cooperation and support from SYROS as appropriate. QIAGEN shall remain solely responsible for all interactions with Governmental Authorities with respect to the QIAGEN IVD but with respect to such Regulatory Submissions shall (a) reasonably consult with SYROS as to the portions of the submission that refer to the SYROS Product, (b) consider in good faith SYROS’ reasonable comments on such submissions that refer to the SYROS Product and (c) shall keep SYROS reasonably informed regarding the status and progress of all regulatory activities regarding obtaining Regulatory Approval of the QIAGEN IVD, including as promptly as reasonably practicable. In addition, QIAGEN shall provide SYROS with a copy of all final Regulatory Submissions (or applicable portions thereof), filings or other material documentation provided from or to any Governmental Authority as contemplated by this Agreement that refer to the SYROS Product, after submission to the relevant Governmental Authority, and promptly inform SYROS regarding the receipt or denial of Regulatory Approval for the use of the QIAGEN IVD in connection with the SYROS Product. In addition, QIAGEN will, at SYROS’s request, permit SYROS to participate with QIAGEN in preparations for any substantive correspondence, communications or meetings with Governmental Authorities which involve substantive discussion of the SYROS Product and [**] such substantive correspondence, communications or meetings with Governmental Authorities, in each case, where the anticipated focus of such correspondence, communication or meeting is related to the use of the QIAGEN IVD in connection with a SYROS Product, to the extent permitted by any Applicable Law.

11.	Clinical Trials.
11.1.

QIAGEN Responsibilities. QIAGEN will develop the Clinical Trial Assay or QIAGEN IVD for use as a companion diagnostic for the SYROS Product and shall be responsible for (a) providing oversight over any testing of patient samples from the corresponding Clinical Trial with the Clinical Trial Assay or QIAGEN IVD and (b) any other Activities related to the corresponding Clinical Trial with the Clinical Trial Assay or QIAGEN IVD, in each case, as described in the applicable Schedule. QIAGEN shall conduct all such Activities for which it is

Confidential and Proprietary Information of SYROS and QIAGEN

responsible pursuant to this Section 11.1 in compliance with Applicable Law, including but not limited to 21 C.F.R. § 812 (and its foreign equivalents) and in accordance with the applicable Schedule.  QIAGEN will bear responsibility for meeting all applicable regulatory requirements for the development and manufacture of the Clinical Trial Assay or QIAGEN IVD in each Market in which the Clinical Trial Assay or QIAGEN IVD is used as part of a Clinical Trial. QIAGEN will promptly provide to SYROS notice and a description of material progress and developments under all such Clinical Trials.

11.2.

SYROS Responsibilities. SYROS will have sole responsibility for the control and direction of the conduct of all Clinical Trials for each SYROS Product, including through the use of contract research organizations, in its sole discretion. Other than those Clinical Trials that are to be performed in whole or in part by QIAGEN pursuant to a Schedule, the conduct of all Clinical Trials by SYROS will not be governed by or included within the scope of this Agreement.

12.	Manufacture and Supply of Clinical Trial Assays and IVDs.

QIAGEN shall use Commercially Reasonable (it being understood for the purpose of this Section 12 that [**] shall be taken into account when considering [**]) Efforts to, manufacture Clinical Trial Assays and QIAGEN IVDs, as applicable. QIAGEN shall manufacture the Clinical Trial Assays and QIAGEN IVDs in compliance with Applicable Law, the specifications and requirements set forth in the applicable Schedule, including, if applicable, cGMP requirements. Until Commercialization of a QIAGEN IVD, QIAGEN shall use Commercially Reasonable Efforts to ensure that adequate supplies of the Clinical Trial Assay and all other components of the QIAGEN IVD System are each made available to SYROS, any Contract Laboratories and any Clinical Trial sites, in each case according to the terms set forth in Section 5.2(c) and the relevant Schedule. Subject to receiving sufficient notice of required quantities from SYROS as required in the relevant Schedule, QIAGEN shall use Commercially Reasonable Efforts to maintain sufficient inventories of each component of the QIAGEN IVD System as is necessary for the complete conduct of the Clinical Trials of the applicable SYROS Product. QIAGEN shall be responsible for the transfer of the Clinical Trial Assay or the QIAGEN IVD thereof and all other components of the QIAGEN IVD System, to the Contract Laboratories and to the extent necessary, any Clinical Trial Sites involved in the Clinical Trials.

13.	Commercialization of the QIAGEN IVD
13.1.

Sales and Marketing Activities. QIAGEN shall be responsible to use Commercially Reasonable Efforts to Commercialize or have Commercialized the QIAGEN IVD in each Market.  QIAGEN shall use Commercially Reasonable

Confidential and Proprietary Information of SYROS and QIAGEN

Efforts to perform the Commercialization Activities under each Schedule.  Once the SYROS Product receives Regulatory Approval in a given Market, and once the QIAGEN IVD receives Regulatory Approval, QIAGEN agrees to use Commercially Reasonable Efforts to make the QIAGEN IVD commercially available in that Market. Provisions related to security of supply, safety stock and other matters designed to ensure QIAGEN’s ability to ensure sufficient inventories of the Clinical Trial Assay and the QIAGEN IVD will be set forth as agreed to by the Parties in a Schedule for such Activities.

13.2.	Diagnostics Reimbursement. In the event the Parties agree to conduct Activities relating to health insurance reimbursement for the QIAGEN IVD, such Activities shall be outlined in a Schedule.
13.3.	Medical Affairs Activities. In the event the Parties agree to conduct Activities relating to medical affairs activities for the QIAGEN IVD, such Activities shall be outlined in a Schedule.
13.4.

Continued Supply.  Without limitation to any other remedies available to SYROS under this Agreement or otherwise, if, for any reason (other than to the extent due to the fault of SYROS or its Affiliates, including, but not limited to, insufficient notice of required quantities) QIAGEN is unable to supply the QIAGEN IVD in numbers sufficient to meet the requested demand therefore for a period of [**], then, until [**] following the date that QIAGEN is in a position again to fulfil such demand (the “Supply Resumption Date”), [**] after the Supply Resumption Date. Additionally, [**]. The foregoing [**], provided that SYROS may [**].  Any additional [**] shall be subject to [**].  All [**] shall be [**].  In addition, the [**], SYROS shall be [**].

14.	Governance
14.1.

Joint Steering Committee. Within [**] after the Effective Date, the Parties shall form a Joint Steering Committee (the “JSC”) to facilitate the transfer of information and coordinate processes related to the development, Regulatory Approval and Commercialization of the SYROS Products and the QIAGEN IVDs being the subject of this Agreement. The JSC shall be composed of [**] representatives appointed by each Party, at least [**] of which shall be different than members of the JPT. Each representative shall be appointed (and may be replaced at any time) by a Party upon prior written notice to the other Party. These representatives shall have appropriate experience, knowledge, and ongoing familiarity with the Projects in their then current phases.

Confidential and Proprietary Information of SYROS and QIAGEN

14.2.	Responsibilities. The JSC’s responsibilities shall include, but not be limited to, the following functions:
(a)	reviewing the progress of the development Activities and ensuring that the development Activities commence and proceed according to each Schedule;
(b)

approval of the scope and content of additional Schedules, and discussing and approving decision points set forth in each Schedule (provided that each such Schedule remains subject to final approval of and execution by authorized representatives of the respective Parties);

(c)

discussing proposed amendments, modifications or changes to a Schedule which may be escalated by the JPT, including the scope of the Development Activities and budget, Deliverables and timelines and submitting such amendments for approval and execution by the respective Parties;

(d)	facilitating the cooperation of the Parties, when requested, to provide information and support;
(e)	approving each Schedule prepared by the JCC and submitting such Schedule for final approval of and execution by authorized representatives of the respective Parties;
(f)	taking such other actions as may be specifically allocated to the JSC by the Parties, or escalated to the JSC by the JPT pursuant to Section 14.7, from time to time;
(g)	resolving issues or disagreements raised by the JPT, JCC or Functional Leaders (as defined below);
(h)

such other activities pertaining to the development and Commercialization Activities ascribed to the JSC in this Agreement or as mutually agreed between the Parties from time to time (including the formation or disbandment of any subcommittees).

14.3.

Meetings.  The JSC shall meet (either in person, telephonically or via video conference) at the frequency as agreed by the respective committee members, but no less than [**] times per year. Meetings of the JSC shall be at such locations as the Parties agree. The JSC shall be led by two (2) co-chairs, one (1) appointed by QIAGEN and one (1) appointed by SYROS. The JSC shall make decisions by consensus, with QIAGEN and SYROS each having one vote.

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In the event of an impasse, the matter shall be resolved pursuant to Section 14.5. The responsibility for organizing the meeting, drafting the meeting agenda and drafting and finalizing the meeting minutes shall alternate between SYROS and QIAGEN.  Additionally, upon invitation by the JSC or one or the other Party, JPT or JCC members or other Functional Leaders (as defined below) may attend JSC meetings as non-voting members and each JSC member may reasonably invite other guests to the meetings, in order to discuss special technical, regulatory, financial, or commercial topics relevant to the applicable agenda; provided that all guests are subject to the confidentiality provisions set forth in Article 7, in each case subject to the other Party’s prior consent which shall not be unreasonably withheld, conditioned or delayed.

14.4.

JSC Minutes.  The JSC shall keep accurate and complete confidential minutes of its meetings. SYROS and QIAGEN will take turns in drafting the minutes of the JSC meetings. The chair of the Party responsible for drafting the minutes for such JSC meeting, or its respective designee, shall be responsible for taking such minutes and distributing them to the other JSC members for their review and comment within [**] after the date of each meeting, and within [**] after the receipt thereof, the other JSC members shall remit such minutes back to the chair with their comments, if any. The JSC members shall in good faith attempt as quickly as is reasonably possible to resolve any disputes as to the content of such minutes so as to have a final agreed version as quickly as is reasonably possible. Each of QIAGEN and SYROS shall be responsible for all expenses incurred by its representatives on the JSC in connection with performing its duties hereunder, including all costs of travel, lodging and meals.

14.5.

JSC Decisions.  All decisions of the JSC shall be made in good faith in the interest of furthering the purposes of this Agreement and the JSC members shall use good faith efforts to make decisions by consensus. If the JSC is unable to agree on any matter after good faith attempts to resolve such disagreement in a reasonable fashion, either of the co-chairs of the JSC may refer the disagreement to a meeting (either in person, telephonically or via video conference) between the senior executives of each Party (each Party shall promptly designate a senior executive with requisite authority to resolve the dispute, hereinafter referred to individually as a “Senior Executive” and collectively as the “Senior Executives”) which meeting shall take place as soon as practicable, but in no event later than [**] after the date of the relevant referral. If the Senior Executives cannot resolve such disagreement over such matter in a mutually acceptable manner within [**] after such meeting then the matter shall be decided in accordance with Section 18.3. Notwithstanding the

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foregoing, except as otherwise provided in this Agreement: (a) SYROS shall have the unilateral right to make final decisions that solely impact the development, manufacture, Regulatory Approval or Commercialization of the SYROS Product; provided that SYROS shall not be entitled to make a unilateral decision which imposes a financial obligation on QIAGEN or which deviates from the previously approved Schedule or which is inconsistent with or in excess of QIAGEN’s obligations under this Agreement, and (b) QIAGEN shall have the unilateral right to make final decisions that solely impact the development, manufacture, Regulatory Approval or Commercialization of the QIAGEN IVD, provided that QIAGEN shall not be entitled to make a unilateral decision which imposes a financial obligation on SYROS or which deviates from the previously approved Schedule or which is inconsistent with or in excess of SYROS’s obligations under this Agreement. Notwithstanding the foregoing, QIAGEN shall have the unilateral right to make final decisions on matters relating to the safety or performance of the QIAGEN IVD.  For the avoidance of doubt, the JSC shall not have the authority to make decisions that are contrary to the terms and conditions of this Agreement, to amend this Agreement, or to amend any Schedule.

14.6.	Joint Project Team.

Within [**] of the Effective Date of a Schedule, the Parties will, in addition to the JSC, form a joint project team for the applicable Project (the “Joint Project Team” or “JPT”), which shall be responsible for coordinating all operational tasks required for the development, regulatory, and other business and technical activities under the Project and providing updates on the status of the Project.  The JPT shall be comprised of [**] Project team members in total ([**] members from QIAGEN and [**] members from SYROS.  Each Party will designate a representative as its JPT lead (the “JPT Lead”) who shall be the principal technical point of contact for that Party, and who shall be responsible for implementing and coordinating all technical activities, and facilitating the exchange of technical information between the Parties under this Agreement.  Members of the JPT can include but shall not be limited to representatives with expertise in research biology, translational medicine, clinical, regulatory, product development and/or commercialization.  As the Activities under the Schedule progress, the Parties anticipate that each Party shall designate an assay development leader, a regulatory leader, and, depending on the stage of the Schedule, a clinical leader or a commercial leader (collectively, the “Functional Leaders”) who shall be the principal points of contact for each Party for matters relating to its respective function, and shall be responsible for implementing and

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coordinating all activities and facilitating the exchange of information between the Parties for his or her function. Such JPT shall meet, either in person, via telephone or video conferences, on a regular basis, however, at least [**].  For the avoidance of doubt, the JPT shall not have the authority to make decisions that are contrary to the terms and conditions of this Agreement, to amend this Agreement, or to amend any Schedule.  The members of the JPT shall cooperate with each other and work in good faith to resolve any disagreements between them or their respective teams. Any such disagreements that are not resolved by the JPT shall be escalated to the JSC for resolution.  The JPT shall keep accurate and complete records of its activities and meetings and shall, from time to time as requested by the JSC, provide the JSC with appropriate updates and information to keep the JSC apprised of the progress of the Schedule.

14.7.	Joint Project Team Responsibilities.

The JPT’s primary responsibilities shall include, but shall not be limited to, the following functions or roles:

(a)	serving as technical lead and principal point of contact for all matters related to the Schedule;
(b)	overseeing project planning and execution, reporting progress and coordinating all Activities related to the Schedule;
(c)	recommending updates to the Schedule including tactics and risk mitigation to the JSC;
(d)	leading meetings (at least [**]) to facilitate review and coordinated interpretation of data, information sharing, and timeline monitoring;
(e)

preparing for any substantive correspondence, communications or meetings with Governmental Authorities and coordinating with the JSC with respect to the strategy for such correspondence, communications or meetings

(f)	facilitating issue resolution at the JPT level and escalating issues to the JSC;
(g)	discussing completion of milestones, decision points and Deliverables set forth in each Schedule;

Confidential and Proprietary Information of SYROS and QIAGEN

(h)	discussing proposed amendments to the Schedule, including the scope of the development activities and budget, and submitting such amendments to JSC for approval;
(i)	facilitating coordinated interpretation of data;
(j)	facilitating the transfer of information and data and coordination of processes related to the development, Commercialization and Regulatory Approval process;
(k)	determining the strategy for any substantive correspondence, communications or meetings with Governmental Authorities; and
(l)	oversight of clinical affairs Activities.
14.8.	Joint Commercialization Committee.

No later than [**] prior to the anticipated date on which the first Regulatory Approval of a SYROS Product is expected, the Parties will form a joint commercialization team (the “Joint Commercialization Committee” or “JCC”).  The JCC will (as considered reasonable by each Party, in its sole discretion and to the extent legally allowed), discuss a coordinated approach for the sales and marketing of the QIAGEN IVD for use with the SYROS Product. Such JCC shall be constituted and shall operate as the JSC determines and as may be outlined in the relevant Schedule.

14.9.	Joint Commercialization Committee Responsibilities.

The JCC’s primary responsibilities shall include, but shall not be limited to, the following functions or roles:

(a)	facilitating the transfer of information and data and coordination of processes related to the Commercialization of the QIAGEN IVD and the SYROS Product process;
(b)

coordination of planned marketing and Commercialization activities , including but not limited to launch strategies for the Markets, field force activities, marketing strategies, alignment of package inserts, instructions for use, data sheets, marketing material, publications, training activities, reimbursement strategies, sharing of market research information and use of advisory boards/key opinion leaders;

Confidential and Proprietary Information of SYROS and QIAGEN

(c)	preparation and review of each Commercialization Activities Schedule prior to submission for review and approval by the JSC;
(d)	forecasting and measuring sales and distribution data to ensure adequate supply of the QIAGEN IVD in each Market; and
(e)	oversight of medical affairs Activities.

15.	Termination
15.1.	Termination by Either Party for Cause; Termination by SYROS for Convenience.
(a)

Either Party may terminate this Agreement if the other party commits a material breach of its obligations hereunder; provided, that the non-breaching Party provides written notice of such breach to the breaching party and such breach is not cured within thirty (30) days of such notice.  For clarity, a breach that is specific to a Project shall not serve to terminate this Agreement, but shall be addressed as set forth below.

(b)	Either Party may terminate a Schedule upon thirty (30) days’ notice if the other party commits a material breach of the Schedule and fails to cure such breach within the thirty (30) day notice period.
(c)

Either Party may terminate this Agreement and any Schedules immediately by written notice to the other Party, if the other Party makes or has made an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against it (except for involuntary bankruptcies which are dismissed within ninety (90) days) or has a receiver or trustee appointed for substantially all of its property.

(d)	Either Party may terminate a Schedule as contemplated in Section 3.3 (Scope Changes) or 9.6(c) (Licenses relevant to Biomarkers).
(e)	SYROS may terminate this Agreement and/or any Schedule at any time, with or without cause, upon ninety (90) days’ prior written notice to QIAGEN.
15.2.	Effects of Termination by SYROS.

Confidential and Proprietary Information of SYROS and QIAGEN

(a)	In the event of any termination by SYROS under Section 15.1, with regard to the terminated Project(s):
(i)	the Parties shall promptly meet to prepare a close-out Schedule,
(ii)

SYROS shall make a final payment to QIAGEN for: (A) a pro rata portion of any future milestones toward which work was properly performed prior to the date of the termination notice; (B) any project-specific inventory of the QIAGEN IVD maintained in accordance with this Agreement; and (C) any Pass-through Costs and Expenses that were already paid, or ordered and unable to be cancelled without penalty (and for which such non-cancellable commitments were reasonably made) by QIAGEN pursuant to the Schedule or as otherwise authorized by SYROS, provided that QIAGEN shall provide to SYROS documentation evidencing to SYROS’ reasonable satisfaction that such costs were already paid, or are uncancellable without penalty;

(iii)

any licenses to Project-Related Background Intellectual Property and, subject to Section 15.2(a)(iv), Foreground Intellectual Property, granted by either Party under this Agreement shall terminate upon the effective date of such termination. For clarification, the licenses to Project Data under Section 8.1 shall survive any expiration or termination of this Agreement or a Project; and

(iv)	In the event of termination of this Agreement by SYROS pursuant to Section 15.1[**], all licenses to QIAGEN Foreground IP shall survive any termination or expiration of this Agreement.
(b)

In the event of termination by SYROS pursuant to Section 15.1[**], in addition to any effects of termination set forth in Section 15.2(a)(i)-(iii), SYROS shall reimburse QIAGEN’s costs in winding down the Project and reallocating employees, which shall be calculated as follows:  An amount equal to the number of QIAGEN personnel who were actively engaged in performing Activities in support of the Project at the time of termination, multiplied by the percentage of their time allocated to the Project at that time, multiplied by the Daily FTE Rate (defined below) for the period of Business Days from the date of notice of termination until the date the QIAGEN personnel are reallocated to other activities or projects, not to exceed [**]. QIAGEN will provide SYROS with documentation of Project hours worked by FTEs to evidence such amounts.  The Daily FTE Rate shall mean USD $[**] for 2022, and shall increase by [**]% annually thereafter.

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15.3.	Effects of Termination by QIAGEN.
(a)	In the event of a termination by QIAGEN under Section 15.1, with regard to the terminated Project(s):
(i)	the Parties shall promptly meet to prepare a close-out Schedule,
(ii)

SYROS shall make a final payment to QIAGEN for: (A) a pro rata portion of any future milestones toward which work was properly performed prior to the date of the termination notice; (B) any project-specific inventory of the QIAGEN IVD maintained in accordance with this Agreement; and (C) any Pass-through Costs and Expenses that were already paid, or ordered and unable to be cancelled, without penalty (and for which such non-cancellable commitments were reasonably made) by QIAGEN pursuant to the Schedule or as otherwise authorized by SYROS provided that QIAGEN shall provide to SYROS documentation evidencing to SYROS’ reasonable satisfaction that such costs were already paid, or are uncancellable without penalty.

(iii)	any intellectual property licenses granted by either Party under this Agreement shall terminate upon the effective date of such termination.
(iv)

SYROS shall reimburse QIAGEN’s costs in winding down the Project and reallocating employees, which shall be calculated as follows:  An amount equal to the number of QIAGEN personnel who were actively engaged in performing Activities in support of the Project at the time of termination, multiplied by the percentage of their time allocated to the Project at that time, multiplied by a daily FTE rate of US $[**] for the period of Business Days from the date of notice of termination until the date the QIAGEN personnel are reallocated to other activities or projects, not to exceed.

15.4.

Return of Materials and Confidential Information.  At the earlier of completion or termination of a particular Project (or this Agreement as a whole), and except as otherwise permitted herein, each Party shall destroy, or return at the other Party’s expense and election, Materials and Confidential Information of the other Party.  A Party may retain one copy of Confidential Information of the other Party for the purpose of evidence.  The return or destruction of Materials and Confidential Information will not affect the receiving Party´s obligation to observe the confidentiality and non-use restrictions set out in this Agreement. The provisions of this Section 15.4 shall not apply to copies of electronically exchanged Confidential Information made as a matter of routine information

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technology backup and to Confidential Information or copies thereof which must be stored by the receiving Party according to provisions of Applicable Law.
15.5.

Survival.  Termination or expiration of this Agreement will not relieve either Party of any liability which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder at law or in equity with respect to any breach of this Agreement, nor prejudice either Party's right to obtain performance of any obligation arising hereunder. Sections 3.1 [Exclusivity] (to the extent included in a Schedule), 4 [Materials and Records], 6 [Payment], 7 [Confidentiality], 8.[Data], 9 Intellectual Property, 15.4 [Return of Materials and Confidential Information], 15.5 [Survival], 16 [Warranties and Disclaimers], 15.2 – 15.4 [Termination], 16.4(c) [Compliance], 17 [Indemnification, Liability and Insurance] and 18 [Miscellaneous], shall survive any termination or expiration of this Agreement.  In addition, any other provisions which by their nature are understood to survive the termination or expiration of this Agreement shall so survive.

16.	Warranties and Disclaimers
16.1.

General Warranties.  Each Party hereby represents and warrants to the other Party as of the Effective Date that: (i) it is a corporation duly organized, validly existing, and in good standing under applicable laws, rules and regulations, (ii) it has obtained all necessary consents, approvals and authorizations of all Governmental Authorities (both inside and outside the Markets) and other persons required to be obtained by it in connection with this Agreement, (iii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part,  (iv) it has, to its knowledge, the right to grant the applicable rights and licenses provided for under this Agreement, (v) it and its Affiliates and Representatives performing Activities under this Agreement shall at all times during the Term maintain appropriate licenses, permits, approvals and certifications necessary to lawfully perform its obligations hereunder, and (vi) any biological materials provided by it or on its behalf pursuant to this Agreement for use in connection with the Activities shall be collected or shall have been collected, handled, and transferred in compliance with all Applicable Law, including federal, state, and foreign laws and regulations relating to protection of human research subjects, privacy and security of individually identifiable health information, and standards for notification of breaches of individually identifiable health information applicable in effect at the time and location of the collection and transfer of such

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material or information and any applicable policies of any institutional review board, privacy board, or ethics committee with jurisdiction over the collection, handling, and transfer of such material or information.

16.2.

No Inconsistent Agreements.  Each Party hereby represents, warrants and covenants to the other Party that during the Term it will not grant or convey to any third party any right, license or interest in any Intellectual Property that is inconsistent with the rights and licenses expressly granted to the other Party under this Agreement with respect to the relevant Project.

16.3.

No Debarment or Prohibited Payments.  Each Party hereby certifies that it will not employ or otherwise use and has not employed or used in any capacity the services of any person (i) debarred by, or (ii) to the best of the respective Party’s knowledge, currently subject to a debarment procedure by US Food and Drug Administration (FDA) under Title 21 United States Code Section 335a or any other competent authority in performing any Activities under this Agreement.  Each Party further represents and warrants that in connection with the subject matter of this Agreement: (i) none of its employees, agents, officers or directors is a Foreign Official as defined in the U.S. Foreign Corrupt Practices Act, (ii) it will not make, accept or request any payment, either directly or indirectly, of money or other assets to any third party where such payment would constitute violation of any law, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010, (iii) regardless of legality, it shall neither make, accept nor request any such payment for the purpose of improperly influencing the decisions or actions of any third party, and (iv) it shall report any suspected or actual violation of this Section 16.3 to the other Party upon becoming aware of the same.

16.4.	Compliance.
(a)

Each Party shall perform all work performed as part of the contractual relationship with the other Party in a manner consistent with all Applicable Law, including, but not limited to, all applicable anti-bribery and antitrust laws. To the extent related to this Agreement, each Party represents and warrants that it has not made or provided, and will not make or provide, any payment or benefit, directly or indirectly, to government officials, customers, business partners, healthcare professionals or any other person in order to secure an improper benefit or unfair business advantage, affect private or official decision-making, affect prescription behaviour, or induce someone to breach professional duties or standards.

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(b)

Each Party will immediately report to the other Party in writing any suspected or detected violation of the above principles in connection with the other Party’s business and, in such cases, will cooperate fully with the other Party in reviewing the matter.

(c)

During the Term and for the [**] period following the termination or expiration of this Agreement, each Party through a mutually agreeable, independent third-party auditor, upon reasonable advance notice to and at the auditing Party’s sole expense, shall have the right during normal business hours to examine and review such books, records, and other documents and materials, except individual salary information, for the sole purpose of verifying whether the other Party has complied with the compliance obligations stated in this Section 14.

16.5.

Disclaimers.  THE REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS, IMPLIED, OR STATUTORY, AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR FOR NON-INFRINGEMENT OF A PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHTS.

17.	Indemnification, Liability and Insurance
17.1.

Indemnification by QIAGEN.  QIAGEN shall defend, indemnify and hold harmless each of SYROS, its Affiliates and their respective directors, officers, employees and agents, together with the successors and assigns of any of the foregoing (each, a “SYROS Indemnitee”) from and against any and all third party claims, suits, actions, demands or judgments (collectively, “Claims”) and any and all resultant liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys’ fees) (“Liabilities”) to the extent that such Claims and Liabilities arise out of or in connection with (i) a QIAGEN Indemnitee’s negligence or wilful misconduct; (ii) a QIAGEN Indemnitee’s violation of Applicable Law; (iii) personal injury or death caused by defective design or manufacture of the Clinical Trial Assay or QIAGEN IVD hereunder, (iv) the breach of any covenant, representation or warranty of QIAGEN contained in this Agreement, (v) the infringement or misappropriation of any Intellectual Property right of a third party as a result of the development, manufacture or Commercialization of any QIAGEN IVD (excluding to the extent resulting from:

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(x) the SYROS Biomarker, or (y) Third Party Biomarker IP for which QIAGEN has not assumed responsibility pursuant to a Schedule), and (vi) the infringement or misappropriation of any Third Party Biomarker IP for which QIAGEN has assumed responsibility pursuant to a Schedule; provided, however, that QIAGEN’s obligations under this Section 17.1 shall be excused to the extent that such Liabilities arise out of a Claim to which a QIAGEN Indemnitee is entitled to indemnification under Section 17.2.

17.2.

Indemnification by SYROS.  SYROS shall defend, indemnify and hold harmless each of QIAGEN, its Affiliates, and each of its and their respective directors, officers, employees and agents, together with the successors and assigns of any of the foregoing (each, a “QIAGEN Indemnitee”) from and against any and all Claims and Liabilities to the extent arising out of or in connection with (i) a SYROS Indemnitee’s negligence or wilful misconduct; (ii) a SYROS Indemnitee’s violation of Applicable Law; (iii) personal injury or death caused by the defective design or manufacture of a SYROS Product, (iv) personal injury or death to a Clinical Trial subject resulting from use or administration of a SYROS Product, (v) the breach of any covenant,  representation or warranty of SYROS contained in this Agreement, (vi) the infringement or misappropriation of any Intellectual Property right of a third party caused by a SYROS Biomarker, (vii) the infringement or misappropriation of any Intellectual Property right of a third party as a result of the development, manufacture or Commercialization of any SYROS Product (excluding to the extent resulting from Third Party Biomarker IP for which QIAGEN has assumed responsibility pursuant to a Schedule), and (viii) the infringement or misappropriation of any Third Party Biomarker IP other than that for which QIAGEN has assumed responsibility pursuant to a Schedule; provided, however, that SYROS’s obligations under this Section 17.2 shall be excused to the extent that such Liabilities arise out of a Claim to which a SYROS Indemnitee is entitled to indemnification under Section 17.1.

17.3.

Indemnification Procedure.  A party seeking indemnification or reimbursement hereunder shall give the other party prompt written notice of any such claim or law suit (including a copy thereof) served upon it and shall fully cooperate with the indemnifying party and its legal representatives, at the indemnifying party’s expense, in the investigation and defense of any matter the subject of indemnification.  The indemnifying party shall have full control over the proceedings, including but not limited to, selection of counsel reasonably acceptable to the indemnified party to tender appearance for the indemnifying party and for the indemnified party.   Each party shall consider any reasonable request by the other party to enter into a joint defense or similar agreement, the

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form of which shall be reasonably acceptable to both parties.  The party seeking indemnification shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by Section 17.1 or 17.2, as applicable, will cooperate with counsel of the indemnifying or reimbursing party, and reserves the right to engage its own counsel to assist in the defense at its own expense.

17.4.

Neither Party may enter into any settlement, consent judgment or other voluntary final disposition of any Claim and/or Liability for which an Indemnitee seeks indemnification hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld.

17.5.

Limitation of Damages.  EXCEPT WITH RESPECT TO LIABILITIES OWED TO THIRD PARTIES PURSUANT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 17 OR A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER SIMILAR DAMAGES (INCLUDING ANY CLAIMS FOR LOST PROFITS OR REVENUES) ARISING FROM OR RELATING TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS SHALL NOT LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO ANY THIRD PARTY CLAIMS UNDER THIS ARTICLE 17.

17.6.

Insurance.  During the Term and until completion of the last Project conducted under this Agreement, each Party shall maintain a comprehensive commercial general liability insurance program, including product liability insurance with coverage limits not less than US$[**] for each occurrence and in the aggregate. SYROS also will maintain clinical trials liability coverage with limits not less than US$[**] for each occurrence and in the aggregate [**]. All insurers utilized to provide coverage required hereunder shall be rated A, Class VII or better by A.M. Best Company in a form satisfactory to both Parties.  Upon request, each Party will provide to the other Party respective insurance certificates. For clarification, the insurance coverage required herein may be provided through any reasonable structure of local and global insurance programs.

18.	Miscellaneous
18.1.

Force Majeure.  Neither Party shall be liable for failure or delay in performance under this Agreement due to causes such as an act of God, strike, lockout or other labor dispute, civil commotion, sabotage, fire, flood, explosion, acts of any government, any other similar causes not within the reasonable control of the

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Party affected (a “Force Majeure Event”).  In the event either Party is unable to perform any of its obligations hereunder due to a Force Majeure Event, such Party shall promptly notify the other Party.  Performance hereunder shall be promptly resumed after the applicable Force Majeure Event has been remedied.  QIAGEN may terminate in writing to the extent affected any Development Project and SYROS may terminate in writing to the extent affected this Agreement or any Schedule.

18.2.

Notices.  All notices under this Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by overnight courier service, to the attention of the Legal Department at the addresses of the respective Parties set forth in the first paragraph of this Agreement.

To Syros:

Chief Development Officer
Syros Pharmaceuticals, Inc.
35 CambridgePark Drive
Cambridge, MA 02140

with copy to:
Legal Department
Syros Pharmaceuticals, Inc.
35 CambridgePark Drive
Cambridge, MA 02140

To QIAGEN:

QIAGEN
Attention: Legal Department
19300 Germantown Road
Germantown, MD 20874

18.3.	Governing Law and Disputes.
(a)

Law.  The formation, existence, performance, validity and all aspects of this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware without regard to its rules on conflicts of laws.

(b)

Dispute Resolution.  Prior to arbitration, the Parties shall seek informal resolution of disputes.  The process shall be initiated with written notice of one Party to the other, describing the dispute with reasonable particularity followed with a written response within [**] of receipt of notice.  If a dispute cannot be resolved within [**] after good faith efforts by the Parties, or in the case of disputes submitted to the JSC for resolution pursuant to Section 14.5, within

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[**] following the meeting of the Senior Executives, either Party may proceed to binding arbitration without recourse to the ordinary courts of law according the American Arbitration Association, Commercial Arbitration Rules (the “Rules”). For any matter submitted to arbitration pursuant to this Section 18.3(b), the seat of arbitration shall be New York, New York. The number of arbitrators shall be three (3). The arbitrators shall be appointed in accordance with the Rules. The language to be used in the arbitration proceedings shall be English.  If any arbitration is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred therein, in addition to any other relief to which it or they may be entitled.  Notwithstanding anything to the contrary in this Section 18.3, if either Party in its sole judgment believes that any breach of this Agreement could cause it irreparable harm, such Party (i) will be entitled to seek equitable relief in order to avoid such irreparable harm, and (ii) will not be required to follow the procedures set forth in this Section 18.3 with respect to seeking such relief.

18.4.

Entire Agreement.  This Agreement sets out the entire agreement and understanding between the Parties regarding the subject matter of this Agreement and supersedes all prior discussions, arrangements and agreements, whether oral or in writing or which may be inferred from the conduct of the Parties, including without limitation the Interim Agreement for Feasibility and Proof-of-Concept dated as of [**], as amended, between the Parties.

18.5.

Validity/Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision which shall remain in full force and effect.  The Parties undertake to replace such invalid or unenforceable provision by a valid and enforceable provision which accomplishes as far as possible the purpose and the intent of the invalid or unenforceable provision.

18.6.

Assignment.  This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may, without such consent, but upon written notice, assign its rights and obligations under this Agreement in connection with a merger, consolidation or similar transaction or the sale of all or substantially all of the business or assets to which this Agreement relates; and provided, further, that either Party may, without such consent, but upon written notice, assign its rights and obligations under this Agreement in whole or in part to any Affiliate.

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Any purported assignment or transfer in violation of this Section 18.5 shall be void ab initio. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.
18.7.

Waiver; Modification of Agreement.  No waiver, amendment, or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties.  Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.  Any amendments to this Agreement shall be made in writing; the same applies for any waiver or amendment of this written form clause.

18.8.	Relationship of the Parties. The relationship of the Parties is that of independent contractors.
18.9.

Independent Development.  Unless expressly specified otherwise in a Schedule as contemplated in Section 3.1(b), nothing in this Agreement will be construed as restricting either Party’s ability to acquire, license, develop, manufacture or distribute for itself, or have others acquire, license, develop, manufacture or distribute for such Party, similar technology performing the same or similar functions as the technology contemplated by this Agreement, or to market and distribute such similar technology in addition to, or in lieu of, the technology contemplated by this Agreement, provided, however, that such activities of such Party comply with all provisions herein.

18.10.

Counterparts and Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which will together be deemed to constitute one agreement.  The Parties agree that the execution of this Agreement by exchanging pdf signatures, and/or by industry standard electronic signature software, shall have the same legal force and effect as the exchange of original signatures.  In any proceeding arising under or relating to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

IN WITNESS WHEREOF, QIAGEN and SYROS, intending to be legally bound, have executed this Agreement at the dates indicated below by their respective duly authorized representatives.

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SYROS PHARMACEUTICALS, INC.	QIAGEN Manchester Limited
By:/s/ Nancy Simonian	By:/s/ Thierry Bernard
Name: Nancy Simonian	Name: Thierry Bernard
Title: CEO	Title: Chief Executive Officer
Date: 3/7/2022	Date: March 4, 2022

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SCHEDULE 1

Between Syros Pharmaceuticals, Inc.

35 Cambridge Park Drive

4th Floor

Cambridge, MA 02140, USA

hereinafter “SYROS”

and QIAGEN Manchester Limited

Citylabs 2.0

200 Hathersage Road

Manchester

M13 0BH, UK

WHEREAS:

A.SYROS is a biopharmaceutical company engaged in the research and development of products for the treatment of human diseases and conditions, including cancer, and has identified a biomarker that indicates whether a patient is likely to benefit from treatment with SYROS’ product tamibarotene (formerly SY-1425); and

B.SYROS has used a clinical trial assay developed by a third party to select patients for inclusion in early clinical trials of the SYROS Product and desires to collaborate with QIAGEN to develop, seek regulatory approval for and commercialize a companion diagnostic for use with the SYROS Product defined below; and

C.SYROS and QIAGEN are parties to an Interim Agreement for Feasibility and Proof-of-Concept entered into as of [**], as amended (the “Interim Agreement”), pursuant to which QIAGEN and SYROS have collaborated in the performance of certain activities relating to feasibility, proof-of-concept studies and development activities for in vitro diagnostic assay for use with the SYROS Product defined below; and

D.SYROS and QIAGEN have executed a Master Collaboration Agreement (the “MCA”) dated March 7, 2022 to establish a legal framework for the development of companion diagnostics for SYROS Products; and

E.SYROS wishes to have QIAGEN continue to develop a companion diagnostic and seek regulatory approval for and commercialize a QIAGEN IVD for use with the SYROS Product defined below in the Markets, as defined below (the “Project”); and

NOW, therefore, the Parties agree as follows:

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1.	Definitions.

1.1.All capitalized terms used in this Schedule are either defined below or in the MCA.  If a term is defined in the MCA, the definition below shall be considered a further expansion of the definition for the purposes of this Schedule only.

“Control” or “Controlled” or “Controlling” shall mean, with respect to a pharmaceutical product or any item of Intellectual Property, (i) the holding of an investigational new drug application for such pharmaceutical product or (ii) the possession (other than by operation of the MCA or this Schedule) of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant the other Party access or a license or sublicense to such Intellectual Property, as applicable, without violating the terms of any agreement or other arrangement with a third party.

“IVD kit” shall mean the QIAGEN IVD, provided in kit format, being developed under this Schedule, which will be commercially available after FDA approves both the NDA (new drug application) for tamibarotene (SY-1425) and the PMA (pre-market application) for the QIAGEN IVD.

“Markets” shall mean the United States and any additional countries or territories where the Parties mutually agree by an amendment to this Schedule to jointly Commercialize (or have Commercialized) the SYROS Product and the QIAGEN IVD.  The Parties acknowledge and agree that upon the request of SYROS, this Schedule will be amended by the Parties to include some or all of the following countries and territories as Markets, subject to the inclusion of mutually agreed milestones and associated payments and costs relating to Commercialization of the QIAGEN IVD in such additional Markets: Canada, the United Kingdom, the member states of the European Economic Area, Switzerland, Mexico, Australia, Russia, Israel and Brazil.

“QIAGEN Biomarker” is not applicable to this Project Plan.

“SYROS Biomarker” shall mean [**].

“SYROS Product” shall mean any pharmaceutical product containing tamibarotene as an active ingredient, including any product containing tamibarotene as a sole active ingredient or in combination with one or more other active ingredients, in any dosage form, formulation or presentation, and any improvements to any of the foregoing products.

“Project Plan” shall mean the planned Activities for the Project as referred to within this Schedule and detailed within Appendix 1.

2.	Effective Date.

This Project Schedule 1 shall be effective as of March 7, 2022.

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3.	Scope of Work.

 Appendix 1 (Project Plan) hereto sets forth the development and related activities to be performed by QIAGEN and SYROS in connection with the development of the Companion Diagnostic for the SYROS Product.  QIAGEN shall not (and shall cause its Affiliates not to) initiate any stage, phase or milestone described in this Schedule (and its Appendices) (or the Activities contemplated herein) without SYROS’s express written consent, provided that SYROS hereby consents [**].

4.	Exclusivity.

During the Term of this Schedule and until [**], other than pursuant to this Agreement or as otherwise approved by SYROS or stated in the following sentence, and in consideration of the mutual promises and covenants of the Parties contained herein and in the MCA, the receipt and sufficiency of which are hereby acknowledged, QIAGEN, on behalf of itself and its Affiliates, will not, directly or indirectly, develop (or grant any license or other rights to any Affiliate or third party to develop) any Clinical Trial Assay or IVD for use with [**] that requires [**].  Notwithstanding anything in this Section 4 or elsewhere in the MCA or this Schedule to the contrary, QIAGEN shall be free to work with sublicensees of SYROS on the development of any IVD or Clinical Trial Assay for use with a SYROS Product.

5.	Materials.

SYROS shall without undue delay, provide certain Materials free of charge to QIAGEN for use in the Project, as listed in the Pass Through Costs in Appendix 1 to this Schedule.

6.	Use of Third-Party Contractors

Those Third-Party subcontractors currently agreed by the Parties are set forth in Appendix 1.  The Contract Laboratories currently agreed by the parties are also set forth in Appendix 1.

7.	Payments.

7.1 Milestone Fees.  SYROS shall pay QIAGEN for achievement of milestones as set forth in Appendix 1 of this Schedule.

7.2 Pass-through Costs and Expenses.  Certain costs and expenses, set forth in Appendix 1 to this Schedule, shall also be reimbursed by SYROS in accordance with Section 6.2 of the MCA.  The incurrence of any additional Pass-through Costs and Expenses must be approved in advance by SYROS.

7.3  Purchase Order; Invoicing.  Upon execution of this Schedule, SYROS shall promptly issue a purchase order to QIAGEN covering the Milestones, Pass-Through Costs and ongoing costs set forth in the Work Plan, and QIAGEN shall invoice SYROS against such purchase order in accordance with Section 6.1(c) of the MCA.  QIAGEN shall invoice SYROS Pass-through Costs and Expenses as provided in the MCA.  Invoices can be sent via email to [**].

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8.	Intellectual Property.

8.1  Background IP.  The Parties have compiled a list of all Background Intellectual Property known to be licensed under Section 9 of the MCA, and this list is set forth in Appendix 2.  For clarification, neither Party shall be required to disclose the terms of any licenses, but may generally refer to Intellectual Property for which it has a license.

8.2  Third Party Biomarker IP.

(a) Third Party Biomarker IP Licenses.  SYROS, at its sole expense, shall obtain and maintain any licenses or other rights to access or use any third-party Intellectual Property for the development or use of the SYROS Biomarker which, but for a license to such Intellectual Property, would be infringed by the performance by SYROS or QIAGEN of Activities pursuant to this Schedule.

9.	Term and Effects of Termination.

The Term of this Project Schedule shall commence on the Schedule Effective Date and continue until the completion of all activities and obligations hereunder, unless sooner terminated by either Party under the terms of the MCA.

10.	Warranties.

Each party represents and warrants that, as of the Schedule Effective Date, (i) to its knowledge, it owns or Controls all Intellectual Property or other such rights necessary to perform its obligations under the Project in accordance with the MCA and the Schedule; and (ii) it has not received any notice of infringement or any written communication relating to a possible infringement of any Third Party Intellectual Property by its activities prior to the Schedule Effective Date; and (iii) there is no pending litigation relating to a possible infringement of any Third Party Intellectual Property by its Activities prior to the Schedule Effective Date.

11.	Entire Agreement.

This Schedule, together with the MCA, sets out the entire agreement and understanding between the Parties regarding the subject matter of this Schedule and supersedes all prior discussions, arrangements, and agreements, whether oral or in writing or which may be inferred from the conduct of the Parties.

12.	Conflicts between Schedule and MCA.

This Schedule is incorporated into and made a part of the MCA and the terms and conditions of the MCA shall govern, unless this Schedule specifically and expressly supersedes the MCA on a specific matter and then only with respect to this particular Schedule and the matter so specified.

{Signatures follow on the next page}

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IN WITNESS WHEREOF, QIAGEN and SYROS, intending to be legally bound, have executed this Project Schedule 1 by their respective duly authorized representatives.

Syros Pharmaceuticals, Inc.	QIAGEN Manchester Limited
By: /s/ Nancy Simonian	By: /s/ Thierry Bernard
Name: Nancy Simonian	Name: Thierry Bernard
Title: CEO	Title: Chief Executive Officer
Date: 3/7/2022	Date: March 4, 2022

Confidential and Proprietary Information of SYROS and QIAGEN

Appendix 1

SYROS Responsibilities

In relation to the development of the IUO assay and the IVD kit, subject to and without limiting the terms and conditions of the MCA, SYROS shall be responsible for the following:

•	SYROS shall be solely responsible for the clinical testing for tamibarotene (formerly SY-1425) using the clinical trial assay.

•

SYROS shall provide QIAGEN with clinical data, including sample and patient demographic data regarding the use of the IUO assay, as well as patient outcome data to the extent such data is available and necessary, as reasonably determined by QIAGEN, for QIAGEN regulatory filings for the QIAGEN IVD kit and for planning further development activities at QIAGEN under Project Schedule 1.

•	SYROS will support the selection of the vendor(s) for the [**]. SYROS will participate in the oversight and management of the vendor(s).

•	SYROS and QIAGEN will make reasonable efforts to provide the clinical samples necessary for QIAGEN’s verification/validation activities for the IVD kit.

QIAGEN Responsibilities

Subject to and without limiting the terms and conditions of the MCA, QIAGEN shall be responsible for the development of the QIAGEN IVD kit as follows:

•	QIAGEN shall lead the development and submission of an IDE (if required) and PMA submission with FDA’s Center for Devices and Radiological Health (CDRH) for the QIAGEN IVD kit.

•

QIAGEN will contract to establish [**] external sites in addition to QIAGEN’s laboratory for the [**]. QIAGEN will be responsible for the oversight, selection, training and qualification of the vendor(s). These costs include BIMO inspections of these sites.

•

QIAGEN shall inform and coordinate with SYROS on CDRH-related matters and support SYROS in discussions with FDA’s Center for Drug Evaluation and Research (CDER) for tamibarotene all in accordance with and to the extent required by the MCA.

•

Subject to the involvement of SYROS described above, QIAGEN shall be responsible for the design, development, and regulatory approval of the QIAGEN IVD kit, including the development of suitable and necessary protocols, in accordance with this Project Schedule 1.

•

QIAGEN shall be responsible for manufacturing, supply, and delivery of the QIAGEN IUO assay, including all components, and subject to any intellectual property considerations set forth in section 9, in accordance with and as required by the MCA.

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•

QIAGEN shall be responsible for preparation of the PMA documentation and laboratory site readiness, as required for submission of the PMA for the IVD kit, in accordance with and as required by the MCA.

MILESTONES AND FEES FOR THE DEVELOPMENT OF THE IPSOGEN RARA RGQ RT-PCR GENE EXPRESSION COMPANION DIAGNOSTIC FOR tamibarotene

QIAGEN will use Commercially Reasonable Efforts to expedite the Activities below with the goal of accelerating the project timelines.

MS	Description	Completion Date (Est)	Payment (USD)
5*	Transfer & Prototype Batch Manufacture [**] Evidence of Milestone Achievement: [**]	[**]	[**]
6	As required: CDRH Pre-Submission; Request for Feedback on Diagnostic Strategy [**] Evidence of Milestone Achievement: [**]	[**]	[**]
7	Ipsogen RARA RGQ RT-PCR gene expression CDx Performance Studies Complete: [**] Evidence of Milestone Achievement: [**]	[**]	[**]
8	Assay Software Available [**] Evidence of Milestone Achievement; [**].	[**]	[**]
9	Clinical Preparation [**] Evidence of Milestone Achievement: [**]	[**]	[**]
10	Ethics Approval [**] Evidence of Milestone Achievement: [**]	[**]	[**]
11	Pilot Verification Batch Manufacture [**] Evidence of Milestone Achievement: [**].	[**]	[**]

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12	Initiation of Assay Stability Studies [**] Evidence of Milestone Achievement: [**]	[**]	[**]
13	Completion of Reproducibility Studies [**] Evidence of Milestone Achievement: [**]	[**]	[**]
14	Completion of Verification [**] Evidence of Milestone Achievement: [**]	[**]	[**]
15	Design Output & Design Verification Lock [**] Evidence of Milestone Achievement: [**]	[**]	[**]
16	PMA Module 1 Submission – Software and Hardware Verification and Validation to CDRH. [**] Evidence of Milestone Achievement: [**]	[**]	[**]
17	Completion of Lab Set-up for the [**] study [**] Evidence of Milestone Achievement: [**]	[**]	[**]
18	Analytical Accuracy Reference Method [**] Evidence of Milestone Achievement: [**]	[**]	[**]
19	[**] study management and Statistical Analysis Report Generation [**] Evidence of Milestone Achievement: [**]	[**]	[**]
20	Completion of Formal Design Review for Design Validation Lock (Completion of Clinical Sample Testing) [**] Evidence of Milestone Achievement: [**]	[**]	[**]

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21	PMA Module 2 Submission – Analytical Verification and Non-Clinical Studies to CDRH. [**] Evidence of Milestone Achievement: [**]	[**]	[**]
22	PMA Module 3 Submission – Manufacturing & Design Controls [**] Evidence of Milestone Achievement: [**]	[**]	[**]
23	Bioresearch Monitoring (BIMO) Amendment [**] Evidence of Milestone Achievement: [**]	[**]	[**]
24	PMA Module 4 Submission - Clinical Module Preparation and submission [**] Evidence of Milestone Achievement: [**]	[**]	[**]
25	US FDA PMA Approval [**] Evidence of Milestone Achievement: [**]	[**]	[**]
26	Production Implementation US; [**] Evidence of Milestone Achievement: [**]	[**]	[**]
Total Milestones for PMA (excluding pass through and on-going costs)			[**]

Please note: International registrations can be included by mutual agreement.

* Milestones 1-4 were contracted via the Interim Agreement.

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Appendix 1: Pass Through Costs

Name	Description	Estimated Payment (USD)
Research Grade and GMP Raw materials	[**]	[**]
Cell Lines & Donor Blood	[**]	[**]
Control oligos	[**]	[**]
[**] 3rd Party Development Work	[**]	[**]
[**] 3rd Party Consumables	[**]	[**]
Sample Costs	[**]	[**]
Third party Laboratory costs for [**] studies	[**]	[**]
FDA fees	Fees associated with FDA filing presumed to be as a PMA. https://www.fdahelp.us/fda-fees.html	[**]
Travel	Travel costs associated with training at Testing Lab(s) and in-person meetings.	[**]
Post-Approval study requirements	Should FDA require additional studies as post approval marketing commitments these costs will be passed through to Syros.	[**]
Estimated Total PTC not to exceed		[**]

Costs presented in the above table reflect an estimate of materials required for the activities listed in this Project Schedule.

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On-going costs

Name	Description	Payment (USD)
IUO Tests	QIAGEN will supply IUO tests to clinical testing labs as forecasted and required for test site qualification and for on-going clinical testing of samples.	[**]
Sample Preparation Reagents	QIAGEN will supply sample preparation reagents to clinical testing labs as forecasted to accompany the [**].	[**]
Clinical Test Site Monitoring	During the course of the [**] study, monitoring of the test site(s) and operators carrying out blood based testing will be conducted. The JPT will agree a frequency as required	[**]

The above table reflects an estimate of the ongoing costs associated with the clinical validation of the [**].

Should additional materials be required beyond the scope of this Schedule an amendment to this Schedule will be required to procure the material and the additional costs will be passed onto Syros.

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Appendix 2 – SYROS Background Intellectual Property

[**]

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